Exhibit 3.5

COMMODITY EXCHANGE, INC

AMENDED AND RESTATED BY-LAWS

COMMODITY EXCHANGE, INC.

AMENDED AND RESTATED BY-LAWS

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Section 307.	RESIGNATION AND REMOVAL OF DIRECTORS	20
Section 308.	FILLING OF VACANCIES	21
Section 309.	MEETINGS OF THE BOARD	21
Section 310.	QUORUM	22
Section 311.	ACTION BY CONSENT	22
Section 312.	TELEPHONE PARTICIPATION	22
Section 313.	[RESERVED]	22
Section 314.	RULES OF ORDER	22
Sections 315-349. [RESERVED]		23
Section 350.	OFFICERS	23
Sections 351-359. [RESERVED]		23
Section 360.	INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES	23

ARTICLE 4 COMMITTEES		25

Section 400.	COMMITTEE DESIGNATION	25
Section 401.	EXECUTIVE COMMITTEE	25
Section 402.	POWERS OF COMMITTEES	25
Section 403.	COMPOSITION OF COMMITTEES	26
Section 404.	TERM OF COMMITTEES	26
Section 405.	REMOVAL, RESIGNATION AND VACANCIES	27
Section 406.	MEETINGS OF COMMITTEES	27
Section 407.	QUORUM; VOTE	28
Section 408.	SUBCOMMITTEES AUTHORIZED	28
Section 409.	ALTERNATES	28
Section 410.	EFFECT ON ARTICLE 4A	28

ARTICLE 4A COMEX GOVERNORS COMMITTEE AND COMEX DIVISION MEMBER MATTERS		29

Section 400A.	POWERS AND COMPOSITION OF THE COMEX GOVERNORS COMMITTEE	29
Section 401A.	DELEGATION OF THE COMEX GOVERNORS COMMITTEE	30
Section 402A.	MEETINGS OF THE COMEX GOVERNORS COMMITTEE	31
Section 403A.	RESIGNATION, SUSPENSION, REMOVAL AND RECALL OF COMEX GOVERNORS COMMITTEE MEMBERS	31
Section 404A.	TENURE OF OFFICE OF COMEX GOVERNORS COMMITTEE MEMBERS	34
Section 405A.	VACANCIES	34
Section 406A.	CHAIRMAN OF THE COMEX GOVERNORS COMMITTEE	35
Section 407A.	VICE CHAIRMAN OF THE COMEX GOVERNORS COMMITTEE	35
Section 408A.	[RESERVED]	35
Section 409A.	ANNUAL ELECTIONS	35

Section 936.	NYMEX HOLDINGS	58
Section 937.	NYMEX MEMBERSHIP	58
Section 938.	OPTIONS CONTRACT	58
Section 939.	PERSON	58
Section 940.	PRESIDENT	59
Section 941.	PROPRIETARY	59
Section 942.	PUBLIC OR INDEPENDENT DIRECTOR	59
Section 943.	RULES	59
Section 944.	TRADE	59

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ARTICLE 1

MEMBERSHIP

Section 100. CATEGORIES, NUMBER OF MEMBERSHIPS

(A) There will be two categories of membership in COMEX: the NYMEX Membership (of which only one will be issued) and COMEX Division Memberships. Only NYMEX shall have the voting, liquidation and the other rights and privileges of a member under the New York Not-For-Profit Corporation Law (the “NPCL”), such power to be exercised pursuant to the terms of these By-Laws.

(B) The number of COMEX Division Memberships is limited to 772. Holders of the COMEX Division Memberships will not have any ownership or other rights under the NPCL but will have the rights contained in these By-Laws. Except as expressly provided in these By-Laws, the holders of COMEX Division Memberships, in their capacity as such, shall have no voting rights.

Section 101. ELIGIBILITY CRITERIA AND PROCEDURES

(A) Subject to the terms of Section 158(C)(2), the Board may adopt, from time to time, Rules relating to criteria for eligibility for membership and procedures for becoming a member and any requirements or procedures for the acquisition or transfer of a membership as it may determine.

(B) Subject to the terms of Section 158(C)(3)(b), the Board may adopt, from time to time, Rules relating to eligibility and application procedures for Floor Members as it shall determine.

Section 102. FINANCIAL STANDARDS

(A) The Board may adopt, from time to time, Rules relating to financial standards applicable to Members and Member Firms as a condition to becoming a Member and continuing as a Member. Subject to the terms of Section 158(C)(2), such financial standards may differ among different categories of membership as determined by the Board in its discretion.

(B) Any Member who is registered with the Commission shall comply with such rules and regulations as the Commission adopts relating to financial requirements.

Section 103. DUES

The Board may assess such dues upon each owner of a COMEX Division Membership as it determines, but in no greater amount than those dues imposed on each owner of a NYMEX Division Membership. The Board may also, in its discretion, waive the payment of dues by owners of COMEX Division Memberships. Dues assessed on COMEX Division Members shall be applied pro rata among all owners of COMEX Division Memberships on the basis of the number of regular memberships held, including, for these purposes, regular memberships held by the Exchange or its Affiliates, and are payable by the owner of the COMEX Division Membership in whose name the membership is registered.

Section 104. ASSESSMENTS

(A) The Board may levy such assessments upon each owner of a COMEX Division Membership as it determines, but in no greater amount than those imposed on each owner of a NYMEX Division Membership. The Board may also, in its discretion, waive the payment of such assessments by owners of COMEX Division Memberships.

(B) From time to time the COMEX Governors Committee may levy such assessments upon the COMEX Division Memberships as it determines to be necessary in its sole discretion to fund the costs and expenses of independent legal or other professional services to protect the COMEX Members’ interests. Notwithstanding Section 104(C), such assessments shall be due and payable at such time as the COMEX Governors Committee may determine.

(C) All assessments are due and payable at such time as the Board may determine. All assessments on COMEX Division Members will be applied pro rata among all owners of COMEX Division Memberships based on the number of COMEX Division Memberships owned, including, for these purposes, regular memberships held by the Exchange or its Affiliates, and will be payable by the owner of the COMEX Division Membership in whose name the membership is registered.

Section 105. FEES

(A) Subject to the limitations set forth in these By-Laws, from time to time the Board may establish fees, in such amounts as it determines, on contracts traded on the COMEX Division. For the purposes of Sections 105(B) – (I) below, the term “fees” shall mean trade execution charges and related surcharges (except for any lessee or licensee surcharges) as opposed to administrative fees set forth in Section 105(K).

(B) Until November 20, 2011, the average member fee for COMEX Division Members for all COMEX Core Products may not be increased from their levels as of November 20, 2006 by any greater percentage than the average member fees for all NYMEX Core Products are increased after such date. For example, if on November 20, 2006 the average member fee for all NYMEX Core Products is $1.00, but on November 20, 2007 the average member fee for all NYMEX Core Products increases by 50% to $1.50, then the average member fee for all COMEX Core Products could not be increased by more than 50% over this same one-year period. Nothing in this Section 105(B) will prohibit NYMEX from eliminating different tiers of member rates.

(C) Open outcry fees for COMEX Division Members and non-members trading COMEX Division contracts shall not exceed electronic fees for the same or equivalent products, including miNYs; provided, however, that when comparing fees, contracts must be compared as if they were of equivalent contract size. For instance, the fee for an open outcry traded 100 oz. Gold future could not exceed the fees for two electronic 50 oz. Gold miNY contracts.

(D)(1) Subject to subsection (3) below, for the period that any COMEX Core Products are traded via open outcry, fees charged to owners of COMEX Division memberships on COMEX Core Products (traded electronically or by open outcry) will be at least 50% lower than the fees charged to participants in the next highest tier of fees; with respect to New Metals Contracts, this provision will also apply until November 20, 2011 to fees charged to owners of COMEX Division Memberships on New Metals Contracts (traded electronically or open outcry). At the time of any fee change, in comparing fees under this Section, the actual costs paid to any Electronic Trading System provider over the preceding three months expressed as a weighted average fee per contract will be deducted from the electronic (not open outcry) fees before calculating the fee differential. For example, based on a hypothetical Electronic Trading System cost structure, if, over the prior three-month period, the first 10,000,000 trades were provided at a fee of $.50 per side and the next 20,000,000 trades were provided at $.30 per side, the average fee per contract would be $.3667 per side; this amount would be deducted from the member fee and the next highest tier of fees in comparing whether the member fee was at least 50% lower than the next highest tier of fees.

(2) For the period after open outcry trading of all COMEX Core Products has ceased, the average non-member/member fee ratio for all COMEX Core Products would not be less than the average non-member/member fee ratio for all NYMEX Core Products traded both electronically and via open outcry. For example, if the non-member/member fees were $1.00 and $.50, respectively, for NYMEX Division Core Products, the ratio for non-member to member fees for COMEX Division Core Products could be no lower than 2:1.

(3) The following fees are excluded from the term “next highest tier of fees” as set forth in subsection (1):

(a) Fee waivers (as set forth in subsection (E) below)

(b) Cross-divisional Trading Fees (as set forth in subsection (F) below)

(c) Market Maker Fees (as set forth in subsections (G) below)

(d) Volume discount fees. These fees are discounted non-member fees applicable once volume thresholds are met, with such volume thresholds set at a reasonable level such that they are not designed to apply to more than 20% of total non-member volume. The discounted non-member fee must be at least 25% greater than the applicable COMEX Division member fee at all times. For instance, if the member fee were $.40, then the discounted non-member rate would not be less than $.50. NYMEX will review these fees on at least a quarterly basis to determine whether this 20% cap is being achieved and will use commercially reasonable efforts to readjust the volume thresholds to achieve the 20% cap.

(e) Permittee fees for permits established in accordance with Section 157(H), provided, however, that no permittee fee shall be lower than the applicable COMEX Division member fees.

(f) Fees charged to COMEX Division Lessees or Licensees and COMEX Option Members.

(E) Fee Waivers. NYMEX may institute fee waivers for any COMEX contract, for up to a six-month period with extension for additional six-month periods after prior reasonable consultation with (but not requiring the approval of) the COMEX Governors Committee. In the event that fee waivers are provided to non-COMEX Division Members for any COMEX contract, fees for that contract must also be waived for COMEX Division Members. In addition, for fee waivers that are implemented during open outcry hours, such fee waivers will apply equally to open outcry trading and electronic trading of the same metals products, regardless of size, e.g., if NYMEX waives fees on gold miNY contracts during open outcry hours, NYMEX must also waive fees for full-size gold contracts trading on open outcry. For fee waivers that are implemented outside of open outcry hours, there will be no requirement to waive fees on open outcry trading; provided, however, that such off-hours fee waivers are subject to the six-month periods referenced above. In addition, if NYMEX waives open outcry fees for any COMEX contracts, electronic fees are not required to be waived.

(F) Cross-Divisional Trading (1) Until November 20, 2011, the fees charged with respect to open outcry trading of NYMEX Division contracts by COMEX Division Members (or COMEX Division contracts by NYMEX Division Members), who are natural persons who own the relevant membership and are not persons who lease or license memberships, as customers from off the floor for their own accounts (but not for the account of a Member Firm or any other business association) shall be established by the Board and shall be equal to the mean between the lowest fees charged to owners of COMEX Division memberships for open outcry contracts traded on the COMEX Division and the highest tier of fees charged to non-members for open outcry contracts traded on the COMEX Division; provided, however, that in no event shall fees charged to COMEX Division Members trading NYMEX Division contracts be less than fees charged to NYMEX Division Members trading NYMEX Division contracts.

(2) Until November 20, 2011, with respect to cross-divisional trading of contracts traded on an Electronic Trading System with respect to COMEX Division or NYMEX Division Members, as applicable, who are natural persons who own the relevant membership and not persons who lease or license memberships, as customers for their own accounts (but not for the account of a Member Firm or any other business association) shall be established by the Board and shall be equal to, on a per contract basis:

(i) for COMEX Division Members trading NYMEX Division products: the mean between the lowest such fees charged to owners of NYMEX Division memberships and the highest tier of fees charged to non-members for such contracts traded on the NYMEX Division; and

(ii) for NYMEX Division Members trading COMEX Division products: the mean between the lowest such fees charged to owners of COMEX Division memberships and the highest tier of fees charged to non-members for such contracts traded on the COMEX Division.

(3) After November 20, 2011, the Board, in its sole discretion, shall determine whether to permit cross-divisional trading at discounted fees and to determine any fees relative to cross-divisional trading; provided, however, that in the event NYMEX Division Members are provided discounted fees for trading COMEX Division contracts, COMEX Division members shall be provided discounted fees on an equivalent basis for trading NYMEX Division contracts.

(G) Market Makers (1) CME market makers designated pursuant to the April 6, 2006 Services Agreement between NYMEX and the Chicago Mercantile Exchange shall be permitted to receive COMEX Division member fees. The number of market makers for COMEX Division products pursuant to that Agreement and the rights given to such market makers for COMEX Division products under that Agreement as of April 6, 2006 will not be increased without the prior consent of the COMEX Governors Committee in its sole discretion.

(2) NYMEX may appoint up to four COMEX Division Members to act as “market makers” for each COMEX Division product traded electronically (with no more than 10 individuals per market maker trading electronically on each market maker’s account at any time). This “market maker” appointment is subject to a time limit of one year from the time such COMEX electronic product begins to trade and may be extended for one additional year with the prior consent of the COMEX Governors Committee in its sole discretion. Any market makers appointed pursuant to this Section 105(G)(2) will not be entitled to any preferential status or terms other than a fee preference for their market making activities.

(3) NYMEX will not authorize any additional “market makers” for any COMEX Division products other than as set forth in this Section 105(G) except with the prior consent of a majority of those members of the COMEX Governors Committee elected by the COMEX Division membership.

(H) Except as set forth in this subsection (H), the provisions of Section 105 shall not apply to products listed for clearing only (which are currently listed on NYMEX ClearPort® Clearing). For NYMEX ClearPort® Clearing products where metals are the underlying commodity, if NYMEX Division Members are provided a member fee for NYMEX ClearPort® Clearing products where NYMEX Core Products are the underlying commodity, COMEX Members will receive a member fee on a per product basis not greater than seventy percent (70%) of the fee charged from time-to-time to non-members for trading such metals products provided that the applicable COMEX Division Members meet the regulatory requirements set by the CFTC and NYMEX for such trading.

(I) If NYMEX obtains the right for NYMEX Division Members to trade on another exchange any (i) contracts in which the underlying commodity is a metal other than Platinum or Palladium or (ii) contracts that are competitive with NYMEX Core Products, at a percentage discount from what would be charged to members of the public for trading those contracts, and if that other exchange lists metals contracts of any kind other than Platinum or Palladium, then NYMEX shall obtain for the COMEX Division Members the right to trade each of those metals contracts at the same percentage discount.

(J) The current surcharge charged to lessees or licensees of COMEX Division Memberships may not be decreased below current levels as of November 20, 2006 without the prior consent of the COMEX Governors Committee in its sole discretion.

(K) NYMEX may impose administrative fees, such as booth, telephone, electronic terminal, bandwidth or similar fees, on the COMEX Division Members on a uniform basis as a class; provided, however, that such fees shall be reasonably related to actual expense increases faced by NYMEX and such fees charged to COMEX Division Members may not exceed those charged to NYMEX Division Members.

Section 106. FAILURE TO PAY DUES, ASSESSMENTS AND FEES

(A) If a Member fails to pay any dues, assessments or fees when due and such failure is not cured within thirty (30) days after written notice to the Member by the COMEX Division that such dues, assessments or fees are due, such Member shall be suspended automatically from all rights and privileges of membership. Such suspension shall continue in effect until the failure is cured. The Executive Committee, upon written application received prior to the expiration of such period, may extend the thirty (30) day period, in its sole discretion.

(B) If a Member who is suspended under subsection (A) of this Rule fails to pay any dues, assessments or fees within thirty (30) days of the suspension, the Member shall be expelled from membership. The Board or the Executive Committee, upon written application received prior to the expiration of such thirty (30) day period and for good cause, may extend the thirty (30) day period.

(C) Any Member who fails to pay any dues, assessments or fees after written notice to the Member that such dues, assessments or fees are payable, shall pay a penalty, in addition to the sanctions imposed by this Section 106, as fixed from time to time by the Board but not less than twenty percent (20%) of the amount due.

Section 107. NOTICE OF DUES AND ASSESSMENTS

(A) Notice of all dues and assessments shall be published by the Exchange and shall be given: personally by delivery to a postal box located on the Exchange premises; or, by first class mail, postage prepaid and addressed to the Member at the address such member has filed with the Exchange. Notice, when mailed in accordance with this Section 107, shall be effective when mailed.

(B) Non-receipt of the notice shall not operate to relieve the Member from payment, to extend the time for payment or to relieve any Member from the imposition of penalties for failing to pay dues and assessments.

Section 108. EFFECT OF SUSPENSION OR EXPULSION OF MEMBERSHIP

(A) A Member or Member Firm whose rights and privileges of Membership have been suspended shall continue to be:

(1) subject to the By-Laws and Rules of the Exchange;

(2) liable for all dues, assessments, fees and fines imposed by the Exchange; and

(3) obligated to the Exchange and to its Members for all contracts, obligations and liabilities entered into or incurred before, during and after such suspension.

(B) A Member or Member Firm who has been expelled from the rights and privileges of Membership shall continue to be:

(1) subject to the disciplinary and arbitration rules of the Exchange;

(2) liable for all dues, assessments, fees and fines imposed by the Exchange prior to such expulsion; and

(3) obligated to the Exchange and its Members for all contracts, obligations, liabilities, fines and penalties entered into or incurred prior to or after such expulsion.

Section 109. TRANSFER OF MEMBERSHIP

(A) Membership in the Exchange is only transferable pursuant to the terms and conditions established by the By-Laws and the Rules.

(B) A Member who is the subject of any disciplinary proceeding or investigation by the Exchange may transfer a membership pursuant to the terms and conditions established by the By-Laws and Rules.

(C) Transfer restrictions on COMEX Division Memberships shall be subject to the provisions of Section 158 (C).

Section 110. DISCLOSURE OF INFORMATION

The Exchange shall not disclose to any person any information regarding the financial condition of a Member or Member Firm or the transactions or positions of any Member or Member Firm or any person except:

(1) to any committee, officer, director, employee or agent of the Exchange authorized to receive such information within the scope of its or such person’s duties;

(2) to any duly authorized representative of the Commission or other regulatory agency with jurisdiction over the Exchange requesting such information or to any duly authorized representative of any other regulatory or self-regulatory organization with which the Exchange, as approved by the Board, has entered into an information sharing agreement;

(3) as required by law;

(4) when the Member or Member Firm requests or consents to such disclosure; or

(5) that the Exchange may release such information in connection with any litigation involving the Exchange when, in the opinion of the Exchange, the information is relevant or the release of the information is necessary and appropriate to the conduct of such litigation.

Sections 111-149. [RESERVED]

Sections 150-156. [RESERVED]

Section 157. COMEX DIVISION MEMBERSHIP RIGHTS AND PRIVILEGES

(A) COMEX Division Members shall have the following rights and privileges:

(1) Trading in the gold, silver, copper and Eurotop 100 futures and option contracts that were traded on Commodity Exchange, Inc. immediately prior to August 3, 1994 and any replacement contracts for such contracts (“COMEX Division Replacement Contracts”), regardless of size, including trading such contracts through an Electronic Trading System, if such contracts are listed thereon for trading;

(2) Trading all “New Metals Contracts,” defined as all contracts approved for trading after August 3, 1994 on any part of the Exchange, other than COMEX Division Replacement Contracts, for which the underlying commodity is one or more metals or alloys, other than platinum, palladium or an alloy containing one or more of those metals approved for trading on the Exchange at any time (“Platinum/Palladium Contracts”), including trading such contracts through an Electronic Trading System, if such contracts are listed thereon for trading;

(3) Proprietary trading in each contract approved for trading on any part of the Exchange after August 3, 1994, including through an Electronic Trading System if such contract is listed thereon for trading, for which the underlying commodity is a hydrocarbon, fossil fuel or other energy source or other energy source derived from another energy source (“New Energy Contract”) for a period of two years (unless extended by the Board in its sole discretion) after the date such contract commences trading on the Exchange, provided that for this purpose “New Energy Contracts” does not include contracts introduced as replacements for other contracts previously traded on the Exchange (“Replacement Contracts”) regardless of whether permit programs on such contracts are implemented;

(4) Trading in each contract approved for trading on any part of the Exchange, after August 3, 1994, including through an Electronic Trading System if such contract is listed thereon for trading, which is not a New Energy Contract, a Replacement Contract or a New Metals Contract (“New Contract”), for period of two years after the date the contract commences trading on the Exchange;

(5) Proprietary trading in each New Contract approved for trading on any part of the Exchange, after August 3, 1994, including through an Electronic Trading System if such contract is listed thereon for trading, which is not a New Energy Contract, a Replacement Contract or a New Metals Contract, provided that such limited trading privileges will be non-transferable and will be available as to any particular contract only to a COMEX Division Member who is an individual owner of COMEX Division Memberships as of the date six months prior to the date trading in that contract commences, and will continue as to that contract only for so long as such COMEX Division Member continues to own a COMEX Division Membership;

(6) Proprietary trading in Platinum/Palladium Contracts, including through an Electronic Trading System if such contract is listed thereon for trading; and

(7) Proprietary trading until November 20, 2011 (unless such privileges are extended in accordance with Section 105(F)) of contracts traded on the NYMEX Division, through an Electronic Trading System, on terms set forth in Section 105(F).

(B) NYMEX Division Members shall have the following trading rights on the COMEX Division (in the case of clauses (3) and (4) below) and the NYMEX Division (in the case of clauses (1) and (2) below) in addition to their other trading rights and privileges on the NYMEX Division:

(1) trading in Platinum/Palladium Contracts;

(2) trading in New Energy Contracts and new non-metals, non-energy contracts;

(3) Proprietary trading in Eurotop 100 futures and options contracts and New Metals Contracts including through an Electronic Trading System if such contract is listed thereon for trading; and

(4) Proprietary trading until November 20, 2011 (unless such privileges are extended in accordance with Section 105(F)) of contracts traded on the COMEX Division, executed through an Electronic Trading System, on terms set forth in Section 105(F).

(C) The rights and privileges set forth in Section 157(A)(3), (5), (6) and (7) shall be exercisable only by COMEX Division Members who are natural persons and not by persons who lease or license memberships, and the rights and privileges set forth in Section 157(A)(4) shall be exercisable only by COMEX Division Members who are natural persons or COMEX Division Member Firms and not by persons who lease or license their memberships. In the case of the NYMEX Division Members, the provisions set forth in Section 157(B)(3) and (4) shall be exercisable only by NYMEX Division Members who are natural persons and not by persons who lease or license memberships.

(D) COMEX Division Members shall have the rights and privileges to continue dual trading in contracts traded on the COMEX Division (to the extent permitted by law) on terms no more restrictive than those imposed for contracts traded on the NYMEX Division.

(E) If the Exchange at any time acquires, is acquired by or merges with or into or otherwise consolidates with, another entity (or sells substantially all of its assets to or acquires substantially all of the assets of any such entity) (i) COMEX Division Members shall retain in the surviving or resulting entity all of their existing rights and privileges under these By-Laws (to the extent that such rights have not expired in accordance with their terms) except that COMEX Division Members will not have trading rights on the surviving or resulting entity under Sections 157(A)(4) and (5) (except those rights that were in existence with respect to contracts being traded at the time of the merger, acquisition, consolidation or sale of assets) and (ii) NYMEX shall use commercially reasonable efforts to obtain trading rights in the surviving or resulting entity for subsequent New Contracts.

(F) COMEX Division Members will have the right to receive an amount equal to $10 million (to be distributed among the holders of COMEX Division memberships pro rata, based on the number of memberships owned of record by each of them on the effective date of the registration statement referred to below) upon the receipt by NYMEX of the net proceeds of a NYMEX IPO (as hereinafter defined); provided, however, that NYMEX shall deposit $500,000 into an account which shall be used to pay for the costs and expenses associated with protecting the interests of the COMEX Members. These amounts shall be disbursed at the written direction of the Governors Committee and shall be used to pay for the costs and expenses associated with protecting the interest of the COMEX Division Members. Any amounts deposited pursuant to this Section 157(F) shall be the property of the COMEX Division Members as they may be from time to time. “NYMEX IPO” means a public offering for cash of equity securities pursuant to a registration statement filed under the Securities Act of 1933 by NYMEX, any holding company which holds a controlling interest in NYMEX, or any entity which owns or operates all or substantially all of the business or assets which are owned by NYMEX immediately following August 3, 1994.

(G) Trading privileges and other rights appurtenant to membership in the COMEX Division will be transferable (by sale, lease, license or otherwise). Any right appurtenant to membership to trade through an Electronic Trading System may only be transferred through a sale, lease or license of the entire membership; provided, however, that if NYMEX Division Members are given the right to separately lease or license the right to trade electronically at member fees, COMEX Division Members will also be granted this right.

(H) NYMEX will not issue trading permits to trade any COMEX Core Products (or COMEX Division Replacement Contracts), regardless of size, by open outcry. NYMEX may issue trading permits to trade any New Metals product by open outcry for a period not to exceed two years after the commencement of trading of such New Metals product.

(I) For the purposes of this Section 157, contracts in jet fuel will be considered New Energy Contracts; contracts in aluminum will be considered New Metals Contracts; and contracts in sour crude oil and platinum and palladium will not be deemed included in the contracts described in Section 157(A)(1).

Section 158. ADDITIONAL COMEX DIVISION MEMBER RIGHTS

In addition to the privileges set forth in Section 157 and any other rights contained in these By-Laws, COMEX Division Members shall also have the following member rights:

(A) Open Outcry. Until November 20, 2011, NYMEX will not eliminate, suspend or restrict open outcry trading of any COMEX Core Product (regardless of size) or any COMEX Division Replacement Contract. After November 20, 2011, the Board may eliminate, suspend or restrict open outcry trading of any COMEX Core Product or any COMEX Division Replacement Contract in its sole discretion.

(1) For as long as open outcry exists on the COMEX Division, the COMEX Division Members shall have the exclusive right to trade COMEX Core Products (regardless of size), and any COMEX Division Replacement Contracts, on the floor via open outcry. This right includes the trading of futures and options on COMEX Core Products and COMEX Division Replacement Contracts and the ability to post EFPs for such contracts on the floor of the Exchange; provided, however, that nothing in this Section shall affect the rights of COMEX Option Members to trade pursuant to the Rules.

(2) Trading Hours. NYMEX will consult with (but will not be required to obtain the approval of) the COMEX Governors Committee before proposing any change to open outcry trading hours for any COMEX Division contracts traded via open outcry. In addition, NYMEX may only change COMEX open outcry trading hours (i) if, within 15 days of the issuance of written notice to the COMEX Division Members proposing such changes, there is no written demand for a COMEX Division Member meeting to vote on such changes made by 10% or more of the 772 COMEX Division memberships eligible to vote or (ii) if such written demand for a meeting is made by the owners representing 10% or more of the 772 COMEX memberships within 15 days after the issuance of a written notice then by the approval of the eligible voters representing at least a majority of the COMEX memberships actually voting (in person or by proxy) at a member meeting. The provisions of this Section 158(A)(1) shall not apply to a temporary change on business days preceding an official Exchange holiday or to any temporary change in trading hours implemented by the Exchange in response to a physical or other emergency.

(3) Contract Specifications. (a) Until November 20, 2011 and except as otherwise provided in Section 158(A)(2), NYMEX will not establish or amend the contract terms and conditions of COMEX Core Products traded by open outcry (regardless of size), or any COMEX Division Replacement Contracts traded by open outcry, without the prior approval of the COMEX Governors Committee, in its sole discretion. This provision does not apply to COMEX Core Products (regardless of size) traded exclusively via electronic means.

(b) After November 20, 2011, NYMEX will have complete discretion to establish or amend the terms and conditions of COMEX Core Products (and any COMEX Division Replacement Contracts) to the extent necessary in order for the Exchange to meet competitive conditions with respect to such COMEX Contracts.

(c) Until November 20, 2011, NYMEX will first consult with (but will not be required to obtain the approval of) the COMEX Governors Committee prior to establishing or changing any terms and conditions for any New Metals Contracts.

(B) Facility. (1) For as long as open outcry trading exists on the COMEX Division (but in all events until November 20, 2011), NYMEX shall (i) maintain the COMEX Division’s current facility for such open outcry market, or a facility comparable thereto, for the dissemination of price information and for open outcry trading, clearing and delivery, (ii) provide reasonable financial support for technology, marketing and research for open outcry markets, and (iii) subject to Section 158(B)(2) and (3), provide reasonable floor space at such facility for open outcry trading of COMEX contracts.

(2) NYMEX will not reduce current COMEX Division floor space before November 20, 2009 without the prior consent of the COMEX Governors Committee in its sole discretion.

(3) Beginning November 20, 2009 through November 20, 2011, no reduction in the aggregate size of current COMEX Division floor space may be made to reduce the aggregate size of COMEX current floor space if average daily COMEX Core Product open outcry volume in any consecutive six-month period (on a rolling six-month basis commencing six months prior to November 20, 2009) is less than 40% of volume levels based on the average daily volume for the three-month period August 1, 2006 through October 31, 2006; any such reduction should be in proportion to the level of volume decrease. For example, in the event that COMEX volume were to drop 50% for a six-month period in year 5 (as compared with the base volume figure), the floor space may be reduced up to 50%. The calculations pursuant to this provision shall not include any period in which the Board has taken emergency action.

(C) Membership Privileges

(1) NYMEX may not impose membership transfer restrictions on COMEX Division Members that are more restrictive than those imposed on NYMEX Division Members.

(2) NYMEX may make changes to capital or eligibility requirements for becoming and maintaining Member or non-Clearing Member Firm status; provided that any such changes that are material must be reasonably related to then-current market conditions and commonly accepted industry practices. Notwithstanding anything in this paragraph or in these By-Laws (including, without limitation, Section 601) all clearing members for COMEX Division contracts shall be required to own at least two COMEX trading rights as a condition for such clearing membership.

(3)(a) For products traded electronically, NYMEX shall provide COMEX Division Members with the same electronic trading privileges provided to NYMEX Division Members in NYMEX By-Law Section 311(F)(1), as may be amended from time to time; provided that any additional ability to lease or license electronic trading privileges or creation of additional electronic trading privileges associated with a NYMEX Class A Membership provided to NYMEX Division Members shall also be provided to COMEX Division Members. Nothing in this subsection shall prohibit NYMEX from providing additional electronic trading privileges in accordance with Section 158(E).

(b) NYMEX will have the right to require that COMEX Division Member Firms hold two COMEX trading rights plus the associated equity for those trading rights if legally permitted. If at any time member firms are required to hold equity, then the COMEX Governors Committee will be entitled to create a new “floor broker” membership classification. A Floor Broker who wished to qualify under such category (i) would be required to hold two COMEX Division trading rights but would not be required to retain the associated equity and (ii) would be entitled to have two bona fide employees, who may be COMEX Division lessees or licensees who will be permitted to trade on behalf of the floor broker and/or his customers without a lessee or licensee surcharge.

(4) COMEX Division Members’ and COMEX Option Members’ life insurance, disability, health and other welfare benefit plans, programs, policies and arrangements (as applicable) (other than the COMEX MRRP) shall remain in effect to the same extent as NYMEX Division Members. COMEX Division Members’ and COMEX Option Members’ rights under the Recognition and Retention Plan for Members of Commodity Exchange, Inc. (the “COMEX MRRP”) shall continue to be governed by the terms of the COMEX MRRP and unaffected by these By-Laws.

(D) Notwithstanding the foregoing, the Board may take whatever action necessary in response to an “Emergency” as set forth in Article 7 of these By-Laws as well as any other action as may be required by applicable law or regulation; provided, however, that the Board will use all commercially reasonable efforts to take the steps necessary to ensure that any action taken or rule enacted pursuant to an emergency action is temporary in nature and is consistent with the rights granted under this Section 158.

(E) Notwithstanding anything to the contrary in the By-Laws:

(1) The Board will have the right to list electronically for both overnight and side-by-side (i.e., electronically and open outcry trading simultaneously during regular trading hours) trading all COMEX Division contracts. This will include the full-size and miNY gold, silver, copper and Eurotop 100 contracts. In addition, New Metals contracts may be listed electronically (or otherwise) under the same parameters and NYMEX ClearPort® Clearing contracts on metals products may be listed for clearing. In addition, the Board will have the right to create a mechanism to post EFPs electronically.

(2) The Board, in its sole discretion, shall have the ability to make additional electronic trading privileges available to trade the products as set forth above without limitation subject to Sections 105(G) and 158(C)(3)(a).

ARTICLE 2

MEETINGS OF MEMBERS

Section 200. TIME AND PLACE OF MEETINGS OF MEMBERS

All meetings of Members shall be held at such place or places within or without the State of New York and at such time or times as the Chairman shall designate.

Section 200A. MEETINGS OF NPCL MEMBERS

NYMEX and any other person or entity who or which in the future owns memberships for purposes of the NPCL in COMEX shall hold all meetings required or permitted by law. Whenever NYMEX or any other person or entity who or which in the future owns memberships for purposes of the NPCL in COMEX is required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by NYMEX or any other person or entity who or which in the future owns memberships for purposes of the NPCL in COMEX.

Section 201. ANNUAL MEETINGS OF COMEX DIVISION MEMBERS

(A) The COMEX Division Members shall hold an annual meeting at the offices of the Exchange at a time designated by the Chairman on the second Tuesday in March of each year. If such day is not a business day, the annual meeting shall be held on the next succeeding business day.

(B) The purpose of the annual meeting of COMEX Division Members shall be to elect seven (7) Members (including a Chairman) to the COMEX Governors Committee and to transact such other business as may come before the meeting.

Section 202. SPECIAL MEETINGS OF COMEX DIVISION MEMBERS

(A) Special meetings of the COMEX Division Members may be called by the Board or by the Chairman in their discretion. In addition, special meetings of COMEX Division Members may be called at any time by the COMEX Governors Committee or by the Chairman thereof in their discretion.

(B) A special meeting of COMEX Division Members shall be called by the Chairman or by the Secretary upon receipt by the Chairman or by the Secretary of a written demand of COMEX Division Members entitled to cast twenty percent (20%) of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting which shall be a business day not less than sixty (60) or more than ninety (90) days from the date of such written demand.

Section 203. NOTICE OF MEETING

(A) Notice of the annual meeting of COMEX Division Members shall state the place, date and time of such meeting.

(B) Notice of any special meeting of COMEX Division Members shall state the place, date and time of such special meeting, the purposes for which such meeting is called and shall indicate that it is being issued by or at the direction of the person or persons calling the special meeting.

(C) The President or the Secretary shall issue all notices of meetings of COMEX Division Members.

(D) A copy of the notice of any meeting of COMEX Division Members shall be given personally, or by delivery to a postal box located on the Exchange premises or by first class mail, postage prepaid and addressed to each COMEX Division Member at his address as it appears in the records of the Exchange. Notice of a meeting, when mailed in accordance with this Section 203(D), shall be effective when mailed. Notice of any meeting of COMEX Division Members shall be given not less than ten (10) nor more than fifty (50) days prior to the date of the meeting.

Section 204. QUORUM OF MEMBERS

One hundred fifty (150) COMEX Division memberships, whether present in person or by proxy, shall constitute a quorum for the transaction of any permitted business at any meeting of COMEX Division Members held in accordance with these By-Laws. A majority of COMEX Division memberships present may adjourn a meeting despite the absence of a quorum.

Section 205. VOTING

(A) Except as otherwise provided in the By-Laws, only the owner of the NYMEX Membership shall be entitled to vote. NYMEX Division Member Directors, the Chairman and the Vice Chairman shall be elected at a meeting of NYMEX.

(B) The seven members of the COMEX Governors Committee referred to in Section 201(B), including the Chairman of that Committee, shall be elected by a plurality of the votes cast at the annual meeting of COMEX Division Members. Except as provided in the preceding sentence, to the extent permitted by law and except as provided in Section 500(B), any action of the COMEX Division taken by a vote of the NYMEX or COMEX Division Members requires a vote of a majority of the votes cast in person or by proxy at a meeting of Members of that class by the Members entitled to vote thereon. Blank ballots or abstentions shall not be counted in the number of votes cast. On any matter with respect to which COMEX Division Members are entitled to vote, COMEX Division Members will have one vote per COMEX Division Membership owned, and COMEX Division Memberships held by the Exchange or its successor in interest or any of its Affiliates shall not be entitled to vote.

(C) The record date for the determination of COMEX Division Members entitled to vote at any meeting shall be the close of business on the day next preceding the day on which notice is given but shall not be less than ten (10) nor more than fifty (50) days prior to the date of the meeting.

(D) Any action with respect to the matters described in clauses (1) through (2) below (the “Special Matters”) may be taken only if:

(i) (a) the Board votes to take action on one of those matters and (b) the COMEX Governors Committee votes to approve the action by the Board and (c) within 15 days after the giving of notice of the actions described in (a) and (b), COMEX Division Members (x) do not make written demand for a special meeting which complies with all the applicable requirements of Section 202(B) or (y) do make written demand for a special meeting which complies with all applicable requirements of Section 202(B) and at such special meeting by majority vote the COMEX Division Members approve such action; or

(ii) (a) the Board votes to take action on one of those matters and (b) the Board’s action is approved by a majority vote at a duly constituted meeting of COMEX Division Members, which meeting may be called (x) by the Board or the Chairman at any time after the COMEX Governors Committee votes to disapprove the action or after 14 days following announcement of the actions described in clause (a) of this paragraph if the COMEX Governors Committee has failed to vote to approve or disapprove such actions or (y) by the COMEX Governors Committee pursuant to Section 202(A).

Notice of any action with respect to Special Matters taken pursuant to clause (i) above shall be given personally, electronically or by delivery to a postal box located on the Exchange premises or by first class mail, postage prepaid and addressed to each COMEX Division Member at his address as it appears in the records of the Exchange. Notice of such action, when mailed in accordance with this Section 205(D), shall be effective when mailed. Notice of any such action shall be given promptly after such action.

The Special Matters are:

(1) Any change in the COMEX Member Retention and Retirement Plan as in effect on August 3, 1994;

(2) Any amendment to Sections 103, 104, 157(H), 202, 203, 204, 205(B) and (C), 206, 402(E) and (F), and Article 4A (except Section 400A which may only be amended in accordance with Section 500(B)).

(E) Notwithstanding the foregoing provisions of Section 205(D), Section 205(D) shall not apply to emergency actions taken pursuant to Article 7. The Board of Directors will use all commercially reasonable efforts to take steps necessary (unless otherwise required by law) to ensure that any action taken or rule enacted pursuant to an emergency action is temporary in nature and is consistent with the rights granted to COMEX Division Members pursuant to these By-Laws and the Rules.

Section 206. PROXIES

(A) A COMEX Division Member entitled to vote at a meeting of COMEX Division Members may authorize another COMEX Division Member to act for him by proxy.

(B) Every proxy must be in writing and signed by the COMEX Division Member.

(C) The Board may establish, from time to time, such terms and conditions as it deems appropriate to regulate voting by proxy.

Section 207. PETITION RIGHTS

Any matter shall be placed on the agenda for a regular meeting of the Board (or, at the option of the Board, on the agenda of a special meeting of the Board to be called prior to the date of the next regular meeting of the Board) upon receipt by the Secretary of a written request to so include such matter signed by 10% of COMEX Division Members. Any such written request shall specify the purpose of such request and shall be submitted to the Secretary not less than 10 or more than 50 days before the date of such Board meeting. Notwithstanding the foregoing, the Board shall have no obligation to vote upon the matter or matters contained in such written request.

ARTICLE 3

GOVERNMENT AND ADMINISTRATION

Section 300. COMPOSITION OF BOARD

(A) The governance of the COMEX Division shall be vested in the Board which shall be elected by NYMEX and shall consist of the fifteen (15) persons who serve as Directors on the NYMEX board.

Section 301. POWERS OF THE BOARD

(A) Subject to Sections 105, 157, 158, 205(D) and 500(B), the COMEX Division shall be managed by the Board which is vested with all powers necessary and proper for the government of the COMEX Division, the regulation and conduct of Members and Member Firms, and for the promotion of the welfare, objects and purposes of the COMEX Division. Subject to Sections 105, 157, 158, 205(D) and 500(B), the Board shall have control over and management of, the property, business and finances of the COMEX Division. Subject to Sections 105, 157, 158, 205(D) and 500(B) of these By-Laws, the Board may also adopt, amend, rescind or interpret the Rules of the COMEX Division as it deems necessary and appropriate.

(B) Without limiting the generality of the foregoing and subject to paragraph (D) of this Section, the Board shall have the following powers:

(1) the Board may make such expenditures as it deems necessary for the best interests of the COMEX Division;

(2) the Board may fix, from time to time, the fees or other compensation to Directors and to Members of any committee of the Board for services rendered in performing these duties as such, including compensation for Public or Independent Directors may differ from the compensation for other Directors;

(3) the Board shall have the power to take such action as may be necessary to effectuate any final order or decision of the Commodity Futures Trading Commission taken under authority of the Commodity Exchange Act and necessary to comply in all respects with any requirements applicable to the COMEX Division under the Act; and

(4) the Board shall have the power to adopt arbitration rules for the settlement of claims, grievances, disputes and controversies.

(C) The Board may designate by resolution, from time to time, such committees as it may deem necessary or appropriate, and delegate to such committees the authority of the Board to the extent provided in these By-Laws or in such resolution, subject to any applicable provision of law.

(D) No action taken by the Board of Directors with respect to any Special Matter shall be effective without either (i) the prior consent of the COMEX Governors Committee as provided in Section 205 of these By-Laws which shall be subject to the veto rights of the COMEX Division Members provided for in Section 205(D) or (ii) the prior approval of COMEX Division Members in accordance with the provisions of Section 205(D).

Section 302. CHAIRMAN OF THE BOARD OF DIRECTORS

(A) NYMEX shall designate the Chairman of NYMEX as the Chairman.

(B) The Chairman shall be an ex-officio member of all Committees.

(C) The Chairman shall have such authority and perform such duties as are incident to his office. He shall present any reports of the Board at meetings of Members. Whenever he deems it appropriate, the Chairman may communicate to the Board or to the Members any ideas and suggestions which tend, in his opinion, to promote the welfare and usefulness of the COMEX Division. The Chairman shall have a vote on all questions at all meetings of the Board or of the Members.

Section 303. VICE CHAIRMAN OF THE BOARD OF DIRECTORS

(A) NYMEX shall designate the Vice Chairman of NYMEX as the Vice Chairman.

(B) If the Chairman is absent or unable to perform his duties, the Vice Chairman shall exercise and shall perform the duties of the Chairman. If both the Chairman and the Vice Chairman are absent or unable to perform the duties of Chairman, the President shall exercise and perform the duties of the Chairman. If the Chairman, Vice Chairman and President are all absent or unable to perform the duties of Chairman, a quorum of the Board, by majority vote, may choose an acting chairman from the remaining Directors.

Section 304 – 306. [RESERVED]

Section 307. RESIGNATION AND REMOVAL OF DIRECTORS

(A) Any Director may resign at any time by tendering written notice of his resignation to the Board. Any resignation unless conditioned on acceptance, will be effective on the date stated in the notice or, if no date is stated, on the date tendered. Further, a resignation from the board of directors of NYMEX shall be deemed a simultaneous resignation from the Board. NYMEX shall take such action, including, without limitation, removing a Director, as required to ensure that the members of the Board are identical to the members of the board of NYMEX.

Section 308. FILLING OF VACANCIES

(A) In the event there is a vacancy among the Directors caused by the death, removal or resignation of Director, such vacancy shall be filled by a vote of NYMEX.

(B) A Director, other than the Chairman or Vice Chairman, appointed to fill a vacancy under this Section 308 shall hold office until the next annual meeting of members and until his successor is elected or appointed and qualified. Such successor, and any person elected to fill an unfilled vacancy or to replace a resigning Director shall be elected for a term of such length as would have remained in the term of the Director whose death, removal or resignation caused the vacancy. If no time would have remained in such term, such successor shall be elected for a full term.

Section 309. MEETINGS OF THE BOARD

(A) Regular meetings of the Board shall be held at such times as the Board deems appropriate. Regular meetings of the Board may be held without notice at such time and at such place as may from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman, if there be one, the President, or by a majority of the Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

(B) The Chairman of the COMEX Governors Committee or his designee shall be entitled to attend all meetings of the NYMEX board and the Board in person, as an observer only, and not as a Director in accordance with Section 400A(D). The Chairman of the COMEX Governors Committee shall not, ipso facto, be a member of the Board, shall not have the right to vote at meetings of the Board and shall not be counted for purposes of determining whether a quorum exists. NYMEX shall use good faith efforts to provide notice of all NYMEX board and Board meetings in the same manner as notice is provided to Directors as set forth in this Section 309. The Chairman of the COMEX Governors Committee may address the Board in the same manner and subject to the same restrictions as apply to members of the Board. Inadvertent failure or inability to notify the Chairman of a meeting shall not affect the validity of any action taken at the meeting in his or their absence. The Chairman of the COMEX Governors Committee may, by action of the Board, be excluded from those portions of meetings of the Board (i) that relate exclusively to matters as to which the Board concludes, based on the advice of counsel, that the presence of the Chairman of the COMEX Governors Committee may result in the loss of a privilege against disclosure which otherwise would be available, or (ii) during which the Board of Directors considers actual or potential litigation brought by the COMEX Governors Committee or any COMEX Division Member.

Section 310. QUORUM

A majority of the entire Board shall constitute a quorum. A majority of Directors present, whether or not a quorum exists, may adjourn any meeting to another time or place. Unless specifically provided otherwise in the By-Laws or any applicable law, any action taken by a vote of a majority of the Directors present at a meeting at which there is a quorum shall be the act of the Board.

Section 311. ACTION BY CONSENT

Any action required or permitted to be taken by the Board may be taken without a meeting if all of the Directors consent in writing to the adoption of a resolution authorizing such action. The resolution and the written consents of the Directors shall be filed with the minutes of the proceedings of the Board.

Section 312. TELEPHONE PARTICIPATION

One or more Directors may participate in a meeting of the Board by means of conference telephone or similar communications devices allowing all persons participating at the meeting to hear each other, at the same time. Such participation shall constitute presence in person at the meeting.

Section 313. [RESERVED]

Section 314. RULES OF ORDER

The Board shall have the authority to make rules governing its own conduct and proceedings.

Sections 315-349. [RESERVED]

Section 350. OFFICERS

The Board shall appoint a President, a Secretary and a Treasurer. The Board may appoint one or more Vice Presidents, and may classify such Vice Presidents, and may appoint such other officers as the Board may determine. Any officer appointed under this Section may be removed by the Board, with or without cause. Any person may hold two or more offices. The officers of the Exchange (other than the Chairman, the Vice Chairman and the Treasurer) shall not be members of the Exchange nor, except in the case of the Chairman, the Vice Chairman of the Board and the Treasurer, need such officers be Directors. The officers shall have such powers and authority as may be specifically established by the Board.

Sections 351-359. [RESERVED]

Section 360. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

(A) The COMEX Division shall indemnify to the maximum extent provided by law including, but not limited to, indemnification for judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney’s fees, any person made or threatened to be made a party to any action or proceeding, whether civil, criminal or administrative, by reason of the fact that such person, such person’s testator or intestate is or was an officer, director, employee, member of any committee of the COMEX Division (including, without limitation, a member of the COMEX Division Governors Committee or a member of any regular committee or special committee) or served at the request of the COMEX Division in any capacity with any other corporation, any partnership, joint venture, trust, employee benefit plan, or other enterprise (“Covered Person”). In addition, the COMEX Division shall upon tender of an invoice, pay, to the maximum extent provided by law, the reasonable expenses (including reasonable attorney’s fees and costs of counsel selected by the COMEX Division and reasonably satisfactory to the Covered Person, except that the COMEX Division may not exercise this right if the COMEX Division, NYMEX or any parent of NYMEX is the adverse party in the claim against the Covered Person) of defending any claim against a Covered Person as to which this Section 360(a) applies, pursuant to the requirements of NPCL Sections 723(c) and 725(a). Unless required to do so in order to comply with applicable law, the COMEX Division will not take any action under NPCL Section 725(b)(2), as such section exists on the effective date of this By-Law, which is inconsistent with this Section.

(B) Except as specifically permitted by applicable law, no person who is or was an officer, director, employee or member of any committee of the COMEX Division shall be indemnified in any way if such person has brought the action or proceeding against the COMEX Division, its officers, directors, employees or any member of any committee of the COMEX Division.

ARTICLE 4

COMMITTEES

Section 400. COMMITTEE DESIGNATION

(A) The COMEX Division shall have such Standing Committees, Special Committees and Regular Committees as are provided in the By-Laws or Rules. The Board may appoint Regular Committees in addition to those named in the By-Laws or Rules. Committees established under the By-Laws of the New York Mercantile Exchange shall have authority to consider matters relating to the COMEX Division.

(B) The COMEX Division shall have a COMEX Governors Committee with such powers, rights, privileges and duties as are specified in Article 4A of the By-Laws.

Section 401. EXECUTIVE COMMITTEE

(A) The Board shall appoint an Executive Committee which shall consist of those persons who serve as members of the executive committee of NYMEX.

(B) The Executive Committee shall have and may exercise the authority of the Board. The Executive Committee shall have the power to perform other duties as are specified by the Board or as are provided in the By-Laws and Rules.

(C) Any action taken by the Executive Committee shall be submitted to the Board at its next meeting for ratification. Except to the extent that the rights of third parties acquired by such action may be impaired, the Board may amend or rescind any such action.

Section 402. POWERS OF COMMITTEES

(A) A Standing Committee shall have the authority of the Board to the extent provided in the By-Laws, Rules, or any resolutions of the Board and subject to applicable provisions of law.

(B) A Special Committee shall have only the powers specifically delegated to it by the Board and shall not have any powers which a Standing Committee may not exercise under applicable provisions of law.

(C) A Regular Committee shall have such powers as may be delegated to it in the By-Laws or Rules or by the Board; provided, however, that such powers shall in no case exceed the powers that the Board may delegate lawfully to an officer of COMEX Division.

(D) All Committees shall have all powers necessary and incident to the discharge of their duties.

(E) At least two COMEX members shall be entitled to serve on each COMEX advisory committee regarding COMEX Division contracts.

(F) So long as open outcry trading continues to exist in the COMEX Division, the subcommittees or panel of the Facilities Committee, Membership, Business Conduct and Adjudication Committees relating to COMEX Division facilities, membership process or disciplinary action regarding COMEX Division Members shall be comprised of at least 70% of COMEX Division Members. The Facilities Committee subcommittee relating to the COMEX Division will be responsible for initiating any changes to COMEX Division facilities; provided, however, that such changes will be submitted to NYMEX for its approval. This provision is subject to amendment to comply with any regulatory requirements imposed by the CFTC. If public participation is increased by NYMEX with respect to NYMEX subcommittees or panels, then public participation with respect to COMEX subcommittees or panels may be increased to the same extent.

Section 403. COMPOSITION OF COMMITTEES

(A) A Standing Committee shall consist of at least three (3) members, all of whom shall be Directors. The Board, by resolution adopted by a majority of the entire Board, may designate Standing Committees from the Directors.

(B) A Special Committee shall consist of as many members of the Board as the Chairman, with the consent of the Board, shall appoint. All members of a Special Committee shall be Directors.

(C) A Regular Committee shall be composed of such persons as the Chairman of the Board with the consent of the Board shall appoint; or, as the members may elect as provided in the By-Laws or Rules.

(D) Except as otherwise provided in the By-Laws or Rules, the Chairman of the Board shall appoint a Chairman of each committee and may appoint such vice chairman of any committee as he deems desirable.

Section 404. TERM OF COMMITTEES

Unless otherwise specifically provided in the By-Laws or Rules, members of any committee shall hold office until the first meeting of the Board following the annual meeting of members and until their successors are appointed.

Section 405. REMOVAL, RESIGNATION AND VACANCIES

(A) Unless elected by the members and except as otherwise provided in these By-Laws, members of Committees hold office subject to the discretion of the Board; a member of a Committee elected or appointed by the Board may be removed with or without cause.

(B) A member of a Committee or of any subcommittee may resign at any time by tendering written notice of his resignation to the Chairman. Unless contingent upon acceptance, such resignation will be effective on the date specified, or if no date is specified, on the date tendered. A member of a Standing Committee or Special Committee shall cease to be a committee member upon the termination of his membership on the Board.

(C) The Chairman of the Board may remove with the consent of the Board, with or without cause, any chairman of a committee, vice chairman of a committee or any member of a committee whom he has appointed.

(D) In the event there is a vacancy on a Standing Committee, the Board may fill such vacancy. In the event there is a vacancy on a Special Committee or a Regular Committee, the Chairman, with the consent of the Board, may fill such vacancy.

Section 406. MEETINGS OF COMMITTEES

(A) Unless otherwise specifically provided in the Rules or these By-Laws, regular meetings of committees and subcommittees shall be held on such date and at such time as the committee or subcommittee shall determine.

(B) The chairman of any committee or any subcommittee shall have the authority to call a special meeting of such committee or subcommittee to be held on such date and at such time as the chairman of such committee shall determine.

(C) Notice of all meetings of committees and subcommittees may be in writing, by telephone, or by other means of communication. Such notice shall be made not less than one hour before such meeting.

(D) Any action required or permitted to be taken by a committee or subcommittee may be taken without a meeting if all the members of the committee or subcommittee consent in writing to the adoption of a resolution authorizing such action.

(E) Any one or more members of a committee or subcommittee may participate in a meeting by means of a conference telephone or similar communications device allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 407. QUORUM; VOTE

(A) Unless otherwise specifically provided in the By-Laws or Rules, one-third (1/3) of the members of a committee or any subcommittee shall constitute a quorum for the transaction of business.

(B) Unless otherwise specifically provided in the By-Laws or Rules, any action taken by a majority of members of a committee or subcommittee present at a meeting at which a quorum is present shall be a valid action of the committee or subcommittee.

Section 408. SUBCOMMITTEES AUTHORIZED

A committee may designate, at any time, from its members, a subcommittee, or subcommittees, as it may deem necessary or appropriate. Each subcommittee shall have all of the authority of the committee to the extent provided in such designation, in the By-Laws or in the Rules subject to any applicable provision of law.

Section 409. ALTERNATES

(A) The Board may designate one or more Directors as alternate members of any Standing Committee.

(B) The Chairman may designate one or more Directors as alternate members of any Special Committee.

(C) The Chairman of the Board, or, if the committee is elected by the Members, the Members, may designate one or more persons as alternate members of a Regular Committee.

(D) Any alternate or alternate committee member appointed or elected pursuant to this Section 409 may replace one or more absent members of any such committee.

Section 410. EFFECT ON ARTICLE 4A

The provisions of this Article 4 shall not apply to or affect any of the provisions of Article 4A or any provision of these By-Laws affecting or relating to the COMEX Governors Committee or any subcommittee thereof.

ARTICLE 4A

COMEX GOVERNORS COMMITTEE

AND COMEX DIVISION MEMBER MATTERS

Section 400A. POWERS AND COMPOSITION OF THE COMEX GOVERNORS COMMITTEE

(A) The COMEX Governors Committee shall be responsible for advising the Board on matters uniquely pertinent to COMEX Division Members. The COMEX Governors Committee in its sole discretion shall also have such powers and responsibilities over the COMEX Division Members as are specifically assigned to it pursuant to these By-Laws and the Rules, including, without limitation, (i) the ability to levy assessments upon the COMEX Division Members when necessary to obtain independent legal or professional services to protect their interests, and (ii) the right to retain and use all funds over which it currently or in the future has control.

(B) Beginning with the annual meeting to be held in 2007, the COMEX Governors Committee shall consist of twelve members as follows: (a) seven (7) COMEX Division Members (each of whom shall be a COMEX Division Member who does not lease or license his membership) shall be elected by the 772 COMEX members (“Elected COMEX Governors”), and (b) five (5) other persons appointed by the NYMEX board, at least three of whom shall be COMEX Division Members who do not lease or license memberships. If any of the seven Elected COMEX Governors are unable to serve their full term, the remaining Elected COMEX Governors will appoint a replacement to serve until the next election.

(C) The Chairman of the COMEX Governors Committee (who shall be a COMEX Division Member who does not lease or license his membership) shall be elected by the 772 COMEX Memberships. The Vice Chairman of the COMEX Governors Committee shall be selected from among the seven Elected COMEX Governors on the Committee by a vote of all of the Committee members.

(D) The Chairman of the COMEX Governors Committee or his designee shall be entitled to attend all NYMEX board meetings in an advisory capacity, and shall be entitled to attend all discussions regarding COMEX-related issues. The Chairman of the COMEX Governors Committee may, by action of the Board, be excluded from those portions of meetings of the Board (i) that relate exclusively to matters as to which the Board concludes, based on the advice of counsel, that the presence of the Chairman of the COMEX Governors Committee may result in the loss of a privilege against disclosure which otherwise would be available, or (ii) during which the Board of Directors considers actual or potential litigation brought by the COMEX Governors Committee or any COMEX Division Member or a discussion of NYMEX legal rights vis-à-vis COMEX Division Members.

(E) Each Elected COMEX Governor will have the right to attend any COMEX Committee meeting (as noted in Sections 402(E) and (F)) in an advisory capacity.

(F) Not more than one person who is a partner, officer, director, employee or affiliate of a member or member firm, or of any affiliate of a member or member firm, shall be eligible to serve as a member of the COMEX Governors Committee at one time.

(G) In the event that there is a controversy as to the status of the business affiliation of a member of the COMEX Governors Committee, the COMEX Governors Committee shall make a final determination upon such data as it, in its sole discretion, determines is necessary, relevant or material.

Section 401A. DELEGATION OF THE COMEX GOVERNORS COMMITTEE

(A) Committees of the COMEX Governors Committee. The COMEX Governors Committee from time to time, by resolution, may delegate to regular committees (all of whose members are members of the COMEX Governors Committee) and to special committees (each consisting of three or more members of the COMEX Governors Committee) all powers and authority of the COMEX Governors Committee specified in the resolutions delegating such authority, and each such regular or special committee shall have only the powers and authority specifically delegated to it by the COMEX Governors Committee to the extent so specified in such resolutions. Notwithstanding the foregoing, the COMEX Governors Committee may not delegate to any such committee any authority as to the matters specified in Section 205(D) of these By-Laws.

(B) Special Committees. The COMEX Governors Committee, from time to time, by resolution adopted by the COMEX Governors Committee, may appoint special committees. Each such special committee shall be authorized only to study problems relating to the specific area or areas assigned to such committee, and to report back to the COMEX Governors Committee with its recommendations with respect thereto.

(C) Any committee established pursuant to paragraphs (A) or (B) of this Section 401A may make rules for holding and conducting its meetings and shall keep minutes of all meetings.

(D) Any action required or permitted to be taken by any committee established pursuant to paragraphs (A) or (B) of this Section 401A or by any regular committee authorized by Section 400(A) of the By-Laws may be taken without a meeting if all members of such committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of such committee shall be filed with the minutes of the proceedings of such committee.

Section 402A. MEETINGS OF THE COMEX GOVERNORS COMMITTEE

(A) Regular meetings of the COMEX Governors Committee shall be held on such dates as the COMEX Governors Committee may determine.

(B) Special meetings of the COMEX Governors Committee may be called on not less than one day’s notice, which notice may be in writing, by telephone, or in person, by the Chairman of the COMEX Governors Committee or any member of the Board of Directors and shall be called by the Secretary upon the written request of not less than five members of the COMEX Governors Committee.

(C) If the day on which a regular meeting of the COMEX Governors Committee is to be held shall fall on a holiday, such meeting shall be held on the next ensuing business day.

(D) Any action required or permitted to be taken by the COMEX Governors Committee may be taken without a meeting if all members of the COMEX Governors Committee consent in writing to the adoption of a resolution authorizing such action.

(E) Any one or more members of the COMEX Governors Committee may participate in a meeting of the COMEX Governors Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

(F) Seven members of the COMEX Governors Committee shall constitute a quorum; provided, however, that to constitute a quorum of the COMEX Governors Committee, a majority of the Committee members present at any meeting must be Elected COMEX Governors. A majority of members of the COMEX Governors Committee present, whether or not a quorum exists, may adjourn any meeting to another time or place. Unless specifically provided otherwise in the By-Laws, any action taken by a vote of a majority of the members of the COMEX Governors Committee present at a meeting at which there is a quorum shall be the act of the COMEX Governors Committee.

(G) The five (5) Governors appointed by the NYMEX board to the COMEX Governors Committee may, by action of the COMEX Governors Committee, be excluded from those portions of meetings of the COMEX Governors Committee during which the COMEX Governors Committee considers actual or potential litigation against NYMEX or COMEX Division Member legal rights vis-à-vis NYMEX.

Section 403A. RESIGNATION, SUSPENSION, REMOVAL AND RECALL OF COMEX GOVERNORS COMMITTEE MEMBERS

(A) Resignation

(1) A member of COMEX Governors Committee may resign at any time by tendering written notice of his resignation to the Chairman, and such resignation, unless specifically contingent upon its acceptance, will be effective as of the date specified in the notice or, if no date is specified, as of the date of the notice, and his office shall be declared vacant.

(2) If a member of the COMEX Governors Committee, other than those serving on the NYMEX board, has been elected to serve on the governing board of another commodities exchange or any clearing organization affiliated therewith, or of any securities or options exchange, and determines to serve thereon, said COMEX Governors Committee member shall tender his resignation in accordance with subsection (A)(1) of this By-Law immediately following his election unless the COMEX Governors Committee consents to such service. If said COMEX Governors Committee member fails to tender his resignation, he shall be deemed to have resigned from the COMEX Governors Committee and his office declared vacant.

(3) If, by reason of a change in affiliation of a member of the COMEX Governors Committee at any time, or by reason of merger, sale or consolidation of two or more member firms, two or more affiliated persons are serving on the COMEX Governors Committee, at least one such affiliated member shall resign so that there shall be only one member of the COMEX Governors Committee who is an officer, director, employee, partner, or affiliate of a member firm or affiliate. The failure of one such member of the COMEX Governors Committee to resign shall be cause for removal by the COMEX Governors Committee of either member of the COMEX Governors Committee.

(4) In the event any of the five COMEX Governors appointed by the NYMEX board have resigned from the COMEX Governors Committee and if any of those five positions remain unfilled for a period in excess of 35 days, the Chairman of the Board may appoint Directors to fill the vacancies on an interim basis until the NYMEX board appoints a replacement.

(B) Suspension and Removal

(1) In the event of the refusal, failure, neglect or inability of any member of the COMEX Governors Committee, other than those appointed by the NYMEX board, to discharge his duties, or for any cause adversely affecting the best interests of the Exchange, or if a COMEX Governors Committee member shall absent himself from three successive regular or special meetings of the COMEX Governors Committee and fail to justify such absences to the satisfaction of the COMEX Governors Committee, the COMEX Governors Committee shall have the power to suspend such member upon the affirmative vote of the COMEX Governors Committee, provided that at least a majority of the members of the COMEX Governors Committee are present at the meeting at which such action is taken.

(2) If the COMEX Governors Committee suspends a COMEX Governors Committee member, other than those appointed by the NYMEX board, a special meeting of members shall be called by the Secretary of the Exchange and convened within sixty (60) days of the suspension to vote on the removal of the suspended COMEX Governors Committee member.

(3) In the event of the refusal, failure, neglect or inability of any member of the COMEX Governors Committee appointed by the NYMEX board to discharge his duties, or for any cause adversely affecting the best interests of the Exchange, or if a COMEX Governors Committee member appointed by the NYMEX board shall absent himself from three successive regular or special meetings of the COMEX Governors Committee and fail to justify such absences to the satisfaction of the COMEX Governors Committee, the COMEX Governors Committee shall have the power to remove such member upon the affirmative vote of the COMEX Governors Committee, provided that at least a majority of the members of the COMEX Governors Committee are present at the meeting at which such action is taken. Removal pursuant to this Section 403A(B)(3) shall not be effective until the successor for such member of the COMEX Governors Committee is appointed and qualified. At the request of the Chairman of the COMEX Governors Committee, the Chairman of the Board of Directors shall appoint such successor to replace any member of the COMEX Governors Committee removed under this provision. Any such appointment shall be made and become effective on the earlier of ten (10) days following the request and a date for a meeting of the COMEX Governors Committee specified at the time of the request by the Chairman of the COMEX Governors Committee. Notwithstanding any provision above, in the event that the Chairman of the Board of Directors fails to make an appointment within such time period, the removal shall be deemed effective 10 days after the request by the Chairman of the COMEX Governors Committee.

(C) Recall

(1) Within forty-five (45) days of presentation to the Secretary of the Exchange of a written petition signed by at least twenty-five percent (25%) of the COMEX Division Members, or, within sixty (60) days of the suspension of a COMEX Governors Committee member, a recall election shall be conducted to determine whether a COMEX Governors Committee member, other than those appointed by the NYMEX board, shall remain in office. Recall of said COMEX Governors Committee member shall require the affirmative vote of sixty percent (60%) of the votes cast by the members of the COMEX Division voting at the election.

(2) No member of the COMEX Governors Committee shall be subject to recall within six (6) months of assuming office or to more than one recall election in any twelve- (12) month period.

(3) In the event that a COMEX Governors Committee member is recalled, the vacant COMEX Governors Committee membership shall be filled at the next regular COMEX Governors Committee meeting in accordance with Section 405A of the By-Laws.

(D) For purposes of this By-Law and Section 360 of these By-Laws, the Chairman of the COMEX Governors Committee shall be treated in the same manner as all other members of the COMEX Governors Committee.

Section 404A. TENURE OF OFFICE OF COMEX GOVERNORS COMMITTEE MEMBERS

(A) Chairman of the COMEX Governors Committee. The Chairman of the COMEX Governors Committee shall serve a term in office of two (2) years after election by the COMEX Division membership-at-large.

(B) COMEX Governors Committee Members. The members of the COMEX Governors Committee (other than the Chairman and those members who are appointed by the NYMEX board) each shall serve a term in office of three (3) years after election by the membership-at-large; provided, that immediately after the 2007 Annual Meeting, the members of the COMEX Governors Committee elected from the membership-at-large shall be divided into three groups of two, with different expiring terms based on the number of votes they received. The terms of the two at-large Elected Governors who receive the most votes shall expire in 2010; the terms of the two at-large Elected Governors who receive the next greatest amount of votes shall expire in 2009; and the terms of the two at-large Elected Governors who receive the least amount of votes shall expire in 2008.

Section 405A. VACANCIES

(A) Vacancies shall be filled as follows:

(1) Vacancies on the COMEX Governors Committee. If any of the seven Elected COMEX Governors are unable to serve their full term, the remaining Elected COMEX Governors will appoint a replacement to serve until the next election. Such designee shall serve on the COMEX Governors Committee until the next annual meeting of members at which time a successor shall be elected to fill the unexpired term, if any.

(2) Vacancies of Member Officers.

(a) In the event of a vacancy in the office of the Chairman of the COMEX Governors Committee, the COMEX Governors Committee shall designate, from among the remaining Elected COMEX Governors, an individual to serve as the Chairman until the next annual meeting of members, at which time a successor shall be elected by the COMEX Division membership-at-large to fill a new, two-year term of office.

(b) In the event of a vacancy in the office of the Vice Chairman of the COMEX Governors Committee, the COMEX Governors Committee shall designate, from among the remaining Elected COMEX Governors, an individual to serve as the Vice Chairman for the unexpired term.

(B) In the event any vacancy of a NYMEX-appointed Governor on the COMEX Governors Committee described in paragraph (A)(1) or (2) of this Section remains unfilled for a period of 45 days, the Board shall have the right to designate an individual to fill such vacancy.

Section 406A. CHAIRMAN OF THE COMEX GOVERNORS COMMITTEE

The Chairman of the COMEX Governors Committee shall preside at all meetings of COMEX Division Members and of the COMEX Governors Committee. He shall communicate to the COMEX Governors Committee, such matters and make such suggestions as may, in his opinion, tend to promote the prosperity and welfare and increase the usefulness of the COMEX Division. He shall perform such other duties as are necessary and incident to the Office of the Chairman of the COMEX Governors Committee. The Chairman and the Vice Chairman of the COMEX Governors Committee shall each be a COMEX Division Member who does not lease or license his membership.

Section 407A. VICE CHAIRMAN OF THE COMEX GOVERNORS COMMITTEE

In the event of the temporary absence or inability to act of the Chairman of the COMEX Governors Committee, the Vice Chairman of the COMEX Governors Committee shall assume all of the functions and powers and shall discharge all of the duties of the Chairman of the COMEX Governors Committee.

Section 408A. [RESERVED]

Section 409A. ANNUAL ELECTIONS

At the annual meeting of COMEX Division Members convened pursuant to Section 201 of these By-Laws, elections shall be held to fill expiring terms of the seven Elected COMEX Governors and unexpired terms of vacancies, if any, which have been filled in accordance with Section 405A of these By-Laws. The election of the Chairman of the COMEX Governors Committee shall be held every two years at the annual meeting of COMEX Division Members, except as otherwise required pursuant to Section 405A of these By-Laws in the event of a vacancy in the office of the Chairman of the COMEX Governors Committee.

The members of the COMEX Governors Committee elected at the annual meeting shall enter into their duties at the annual meeting of the COMEX Governors Committee, and shall hold office until their successors are elected and qualify.

Section 410A. INSPECTORS OF ELECTION

Each election shall be supervised by three Inspectors of Election, who shall be appointed by the Chairman of the COMEX Governors Committee and none of whom shall be members of the COMEX Governors Committee.

Promptly after voting for members of the COMEX Governors Committee has -been completed, the Inspectors of Election shall prepare, and subscribe to, three statements, setting forth in detail the result of the annual election, one of which shall be posted upon the Bulletin Board, one of which shall be submitted to the COMEX Governors Committee and one of which shall be submitted to the Board.

Section 411A. [RESERVED]

Section 412A. COMEX GOVERNORS COMMITTEE RULES

The COMEX Governors Committee may recommend to the Board of Directors the adoption, alteration or amendment of any Rule that pertains to matters affecting COMEX Division Members.

Sections 413A-415A. [RESERVED]

Section 416A. PETITIONS FOR ELECTION TO THE COMEX GOVERNORS COMMITTEE

(A) Nominations for the COMEX Division representatives on the COMEX Governors Committee, including the Chairman, shall be made by petition signed by no fewer than forty (40) COMEX Division Members in good standing. All nominating petitions shall be filed with the Secretary on or before the 35th day prior to the annual meeting.

(B) A member serving on the COMEX Governors Committee, whose term does not expire at the time of the annual meeting, may stand for election as the Chairman of the COMEX Governors Committee.

ARTICLE 5

AMENDMENTS TO BY-LAWS AND RULES

Section 500. AMENDMENT OF BY-LAWS

(A) Subject to Section 205 and paragraph (B) of this Section 500, any By-Law may be adopted, amended or deleted by the Board by a vote of two-thirds of the entire Board. The proposed By-Laws, amendment, or deletion shall be adopted by the affirmative vote of the NYMEX Member. Notice of the proposed By-Law, amendment or deletion must be given in accordance with Section 203 and shall specifically set forth the entire By-Law, amendment, or deletion proposed.

(B) The following By-Law provisions may only be amended upon the 66 2/3% vote of the 772 COMEX Division Members voting in person or by proxy at a member meeting:

(1) Sections 100(B), 157(A) – (G) and (I), 158, 205 (D), 360 (to the extent the rights of the COMEX Governors Committee and/or members of any COMEX committee are reduced or eliminated), 400A, 402A(F) and (G), 500(B), 501, and 505.

(C) Notwithstanding anything to the contrary in these By-Laws, nothing in this Article 5 shall prohibit the Board from calling a special meeting of the COMEX Division Members as set forth in Section 205(D)(ii).

Section 501. RULES

Any Rule adopted by the Board in accordance with these By-Laws shall be consistent with these By-Laws and shall not contravene any of the provisions contained therein.

Section 502. AMENDMENTS AFFECTING EXISTING CONTRACTS

Unless provided to the contrary in the By-Laws or Rules in the resolution adopting an amendment or deletion of the By-Laws or Rules, any amendment or deletion of the By-Laws or Rules that relate to products traded on the COMEX Division shall be binding on contracts entered into before and after such amendment or deletion. Unless provided to the contrary in a resolution adopting an amendment, any amendment or deletion that affects the amount of money to be paid, or grade, quality or quantity of merchandise to be received, under any contract shall be effective only with respect to the delivery month immediately following the last delivery month in which there is an open position on the date such amendment or deletion becomes effective.

Section 503. EFFECTIVE DATE OF AMENDMENTS

All By-Laws and amendments thereto are effective and binding on Members and shall govern all matters to which they are applicable ten days following receipt of prior approval from the Commission or following receipt of notification that such prior approval is unnecessary, or, at such date as is fixed by the Board but shall not be retroactive (except as may be permitted under Articles 7 and 8).

Section 504. TECHNICAL AMENDMENTS

The Board, by majority vote at any meeting, may change the numbers and captions of the By-Laws or amend the By-Laws to correct cross references to By-Laws, statutes, regulations, to correct typographical errors or similar matters. The Board may make such changes effective immediately.

Section 505. MERGERS, SALE OF ASSETS, ETC.

NYMEX may enter into or effect any transaction involving the merger or consolidation of NYMEX, the NYMEX Division or the COMEX Division with or into another entity, the sale, transfer or lease of all or substantially all of the assets of NYMEX, the NYMEX Division or the COMEX Division or its successor to another entity or the sale, transfer or lease of the COMEX Division or the NYMEX Division or any similar transaction; provided, however, (i) subject to Section 157(E), the surviving or acquiring entity agrees to provide all of the rights and protections to the COMEX Division Members that are contained in these By-Laws (to the extent that such rights have not expired in accordance with their terms); (ii) NYMEX or the surviving or acquiring entity in any sale, transfer or lease of the COMEX Division guarantees that it will provide a physical space to the COMEX Division Members in which to trade open outcry products, which is located in the New York City metropolitan area, and which is equivalent in size and all other material respects to the COMEX Division Members’ existing floor space at the time of such sale, transfer or lease, subject to Section 158(B); and (iii) if such transaction occurs prior to November 20, 2011, NYMEX and the NYMEX Division are transferred together, and simultaneously, with the COMEX Division.

ARTICLE 6

CLEARING DEPARTMENT

Section 600. PURPOSE

All contracts made in accordance with the By-Laws of the COMEX Division shall be cleared through the Clearing Department or another clearing facility designated by the Board.

Section 601. QUALIFICATIONS

The Clearing Department or a facility designated by the Board shall prescribe the qualifications of its own members. No person shall be eligible to clear COMEX Division contracts who is not a Member or Member Firm.

Section 602. PRINCIPLE OF SUBSTITUTION

When a contract is cleared through the Clearing Department, the Clearing Department shall be deemed substituted as Seller to the Buyer, and as Buyer to the Seller, and thereupon shall have all the rights and be subject to all the liabilities of the Buyer and Seller with respect to such contract.

ARTICLE 7

EMERGENCIES

Section 700. DEFINITIONS

As used in this Article 7 of the By-Laws:

(A) The term “emergency” means any occurrence, circumstance or event as defined by the Commission in accordance with the applicable provisions of the Act which in the opinion of the Board requires immediate action and threatens or may threaten such things as the fair and orderly trading or liquidation of any commodity futures or options contract, traded on the COMEX Division. Occurrences, circumstances or events which the Board may deem emergencies are limited to:

(1) any manipulative activity or attempted manipulative activity;

(2) any actual, attempted or threatened corner, squeeze, congestion or undue concentration of positions;

(3) any circumstance or circumstances that may materially affect the ability to satisfy the obligations arising under futures or options contracts traded on the COMEX Division;

(4) any action taken by or against the government of the United States, any foreign government, any state or local government, or by any other exchange, any board of trade or trade association, whether foreign or domestic, which action may have a direct impact on trading on the COMEX Division;

(5) any circumstance that may have a severe, adverse effect on the physical functions of the COMEX Division including, for example, fires or other casualties, bomb threats, substantial inclement weather, power failures, communication or transportation breakdowns, computer system breakdowns, screen-based trading system breakdowns and malfunctions of plumbing, heating, ventilation and air conditioning systems;

(6) the bankruptcy or insolvency of any Member or Member Firm or the imposition or service of any lien, attachment, execution or other levy or an injunction or other restraint against a Member or Member Firm or their assets by any governmental agency, court, arbitrator or judgment creditor which event may affect the ability of the Member or Member Firm to perform on its contracts or otherwise to engage in business;

(7) the occurrence of a “Reportable Emergency Event” or “Financial Emergency” with respect to a Member or Member Firm, as defined in Section 850(C) or (D) of the By-Laws;

(8) any circumstance in which it appears, in the judgment of the Board, that a Member or Member Firm: (i) has failed to perform on its futures or options contracts, or (ii) is insolvent or is in such financial or operational condition or is conducting its business in such a manner that such Member or Member Firm cannot be allowed to continue its business without jeopardizing the safety of customer funds, of any Members or of the COMEX Division; or,

(9) any other unusual, unforeseeable and adverse circumstance with respect to which it is not practicable for the Exchange to submit, in timely fashion, a rule to the Commission for prior review.

(B) The term “two-thirds vote of the Board” means the affirmative vote of members of the Board constituting two-thirds of the Board, either (i) physically present and voting at any meeting at which a quorum of the Board is physically in attendance or (ii) voting in any manner other than at a meeting at which a quorum is physically in attendance as permitted by applicable state corporation law.

(C) The term “physical emergency” means, in addition to those events which are set forth at sub-paragraph (A)(5) of this Section 700, any computer malfunction, backlog or delay in clearing trades or in processing any documents relating to clearing trades, any floor occurrences which threaten an orderly market, or any similar events.

(D) The term “temporary emergency rule” means a rule or resolution adopted, under this Article 7 of the By-Laws, to meet an emergency.

Section 701. EMERGENCY ACTION

(A) In the event of an emergency, the COMEX Division, by two-thirds vote of the Board and subject to the applicable provisions of the Commodity Exchange Act, and to the applicable rules and regulations promulgated thereunder, may adopt and place into immediate effect a temporary emergency rule.

(B) A temporary emergency rule, including any modification thereof, may not extend beyond the duration of the emergency as determined by the Board. However, in no event shall such a temporary emergency rule, or any modification thereof, extend for more than ninety (90) days after the temporary emergency rule is placed in effect.

(C) Any temporary emergency rule may provide for, or may authorize the Board to undertake actions which, in the sole discretion of the Board or of any Committee, are necessary or appropriate to meet the emergency including, but not limited to, such actions as:

(1) limiting trading to liquidation only, in whole or in part, or limiting trading to liquidation only except for new transactions in futures or options contracts by parties who have the commodity to deliver pursuant to such sales;

(2) extending or shortening the expiration date for trading in futures or options contracts;

(3) extending the time of delivery under futures contracts or expiration of futures or options contracts;

(4) changing delivery points, the manner of delivery or the means of delivery;

(5) modifying price limits;

(6) modifying circuit breakers;

(7) ordering the liquidation of futures and/or options contracts, the fixing of a settlement price or the reduction of positions held by or for any or all Members, Member Firms or customers;

(8) ordering the transfer of futures and/or options contracts and the money, securities and property securing such contracts held by or on behalf of customers by a Member or Member Firm to another Member or Member Firm or to other Members or Member Firms willing or obligated to assume such contracts;

(9) extending, limiting or changing hours of trading;

(10) suspending trading; and

(11) modifying or suspending any provision of rules of the contract market, including any contract market prohibition against dual trading.

Section 702. ACTION BY BOARD

(A) In an emergency, or to determine whether an emergency exists a meeting of the Board may be convened without notice.

(B) In the event of an emergency where a quorum of the Board is unavailable, all trading on the Exchange may be suspended by an affirmative vote of two-thirds of the members of the Board present. In the event of an emergency in which no other Director is present, the Chairman, or in his absence, the Vice Chairman, or in their absences any one Director present, or in their absences, the President, or in all their absences, the Executive Vice President, or in all their absences, any Vice President, may order suspension of trading for such period as in their or his judgment is necessary.

(C) Any action taken pursuant to this Section 702 shall be subject to review and modification by the Board.

Section 703. PHYSICAL EMERGENCIES

(A) In the event that the physical functioning of the COMEX Division is, or is threatened to be, severely and adversely affected by a physical emergency, the Chairman, or in his absence the Vice Chairman, or in their absences the President, or in all their absences the Executive Vice President, or in his absence any Senior Vice President, or in their absences any member of the Executive Committee or in their absences any Board Member present, or in all their absences any Vice President, may take any action which in his opinion, is necessary or appropriate to deal with the physical emergency. Such action may include, but is not limited to, the suspension of trading in any or all contracts, a delay in the opening of trading in any or all contracts, the extension of trading in the time of trading in any or all futures and options contracts or the extension of trading in the last day of trading in any or all futures and options contracts.

(B) No action taken under this Section 703 shall continue in effect for more than five (5) days unless an extension of time has been granted by the Commission in accordance with the applicable provisions of the Act. Any action taken under this Section 703 shall be subject to review and to modification by the Board.

(C) The officials designated in Section 703(A) may order the removal of any restriction imposed under this Section 703 if, in their judgment, the physical emergency has abated sufficiently to permit the physical functioning of the COMEX Division to continue in an orderly manner absent such restriction.

ARTICLE 8

DISCIPLINARY AND SUMMARY PROCEEDINGS

Section 800. MEMBERS SUBJECT TO DISCIPLINARY PROCEEDINGS

(A) The Exchange may impose fines, penalties and other sanctions on Members, Member Firms and employees of Members and Member Firms that violate the By-Laws or Rules of the COMEX Division or any resolution or order of the Board or Committee of the COMEX Division.

(B) In this Article 8 of the By-Laws and in the Rules relating to Disciplinary Proceedings, the term “Rule” means the By-Laws or rules of the Exchange or any resolution or order of the Board or Committee of the Exchange.

(C) A Member is responsible for the acts of his employees and any Member Firm upon which the Member has conferred privileges. A Member Firm is responsible for the acts of its partners, its directors, its officers and its employees.

Section 801. DISCIPLINARY PROCEEDINGS

The Board shall adopt rules establishing procedures whereby Members, Member Firms and employees of Members and Member Firms may be subjected to fines, penalties and other sanctions for violations by the By-Laws and Rules.

Section 802. FAILURE TO PAY FINE

(A) If a Member or Member Firm defaults in the payment of any fine on the date due and such default remains uncured for 30 days after notice of such default is given, such Member or Member Firm shall be suspended automatically without further action of the COMEX Division, and shall remain suspended until such fine is paid in full and the Member or Member Firm is reinstated as provided in Section 862.

(B) If such Member or Member Firm is suspended as provided in By-Law. 802(A) and continues in default of the payment of any fine for a period of forty-five (45) days, the Member or Member Firm shall be expelled automatically, unless the Board in its sole discretion determines otherwise, and without further notice by the COMEX Division and the membership of such Member or by which such Member Firm is conferred privileges shall be sold and the proceeds for such sale paid and applied as provided in Section 861.

(C) If an employee of a Member or of a Member Firm defaults in the payment of any fine, the Member or Member Firm shall be responsible for its full and complete payment. A failure of the Member or Member Firm to pay such a fine shall result in the suspension or expulsion of such Member or Member Firm as set forth in this Section 802.

Sections 803-849. [RESERVED]

Section 850. DEFINITIONS

As used in Sections 850 through 863, the following terms have the meanings set forth in this Section 850:

(A) the term “Claimant” means a person who has filed a Notice of Claim;

(B) the term “Notice of Claim” means a notice of claim against the proceeds of a sale of a membership;

(C) the term “Reportable Emergency Event” shall mean, with respect to any Member:

(1) the filing of a petition, answer or other document, or the taking of any other action, by such Member with respect to itself or against such Member, seeking: liquidation, reorganization or other relief from creditors under the provisions of the Bankruptcy Code of the United States (11 U.S.C. Section 101 et seq.), as it may be amended, or under the provisions of any other state or federal law for the relief of insolvent debtors;

(2) the dissolution of such Member;

(3) the insolvency (as defined by any applicable state or federal statute) of such Member;

(4) the failure of such Member to meet any applicable financial requirements of the COMEX Division, any self-regulatory organization or any state or federal regulatory agency;

(5) the failure of such Member to meet, when due, any margin call issued by the Clearing Department or any other clearing organization designated by the Exchange, any clearing organization of any other exchange, or any person;

(6) the failure or inability of such Member to comply with any of his contracts or the default by such Member under any commodity contracts on the Exchange; or

(7) the imposition or service of any lien, attachment, execution or other levy or any injunction or other restraint against such Member or Member Firm or their assets by any court, government agency, arbitrator or judgment creditor which injunction or restraint may affect the ability of such Member to perform his contracts or otherwise to engage in business.

(D) the term “Financial Emergency” means, with respect to any Member, any situation in which, in the sole discretion of the Executive Committee, the financial condition of such Member is not adequate for such Member to meet his financial obligations or otherwise to engage in business; or, is such that it would not be in the best interests of the Exchange for such Member to continue in business; and

(E) the term “Member” includes, as applicable, Members, and Member Firms and employees of Members and of Member Firms.

Section 851. DUTY TO REPORT EMERGENCY EVENT

If a Reportable Emergency Event occurs with respect to any Member, such Member shall advise the Exchange of the occurrence of the Reportable Emergency Event by the fastest available means of communication and shall also immediately deliver to the Exchange by the fastest available means, a written notice. Such notice shall specify:

(1) the nature of the Reportable Emergency Event;

(2) the date and time of occurrence;

(3) whether such Member consents to a summary suspension pursuant to this Article 8 and, if so, whether such Member waives a hearing with respect thereto; and,

(4) whether such Member consents to a suspension which includes a prohibition against employment by another Member as a floor employee.

Section 852. SUMMARY SUSPENSION; ACTION BY THE PRESIDENT

If a Member consents to a summary suspension as provided in Section 851, either orally or in writing, the President shall immediately suspend such Member in accordance with the terms of the consent and notify the Membership of such suspension.

Section 853. SUMMARY SUSPENSION; ACTION OF THE EXECUTIVE COMMITTEE

(A) If at any time the Executive Committee of the Board of Directors determines, in its sole discretion, that there is a substantial question whether a Financial Emergency exists with respect to any Member, or, if at any time, the COMEX Division receives a notice of a Reportable Emergency Event from a Member, the Executive Committee may suspend, or take any other action against, such Member, any Member upon which such Member has conferred member privileges, any Member guaranteed by such Member, or any Member guaranteeing such Member, as it deems appropriate to protect the COMEX Division and its Members. The Executive Committee of the Board of Directors may take such action regardless of whether the Member has advised the COMEX Division as provided in Section 851, whether such Member has consented to a suspension, or whether such Member has waived a hearing.

(B) Any action taken under the authority of this Section 853 may be taken without notice or a hearing where the Member waives notice or hearing, or when the Executive Committee or the Board of Directors determines, in its sole discretion, that the furnishing of notice, and an opportunity for a hearing before such action is taken or both is not practicable under the circumstances.

(C) In any case where the Executive Committee of the Board of Directors has taken action against a Member without prior notice or hearing because of impracticability, the COMEX Division shall give promptly to such Member the notice required by Section 854(B) and an opportunity to be heard.

(D) The powers and duties of the Executive Committee of the Board of Directors under this Article 8, including the obligation to hold a hearing, if requested, may be delegated to a subcommittee of any two or more members of the Executive Committee of the Board of Directors or to any other committee of the Exchange as the Chairman of the Board of Directors may decide in his sole discretion.

Section 854. NOTICE

(A) Any notice to a Member given before action is taken under Section 853 shall state: (1) the Financial Emergency or other situation which is believed to cause the need for summary action by the Executive Committee of the Board of Directors; and, (2) the date, time and place of the hearing.

(B) Any notice to a Member given after action is taken under Section 853 shall state: (1) the action taken; (2) a brief summary of the reason for the action; (3) the effective time, date and duration of the action; and, (4) that upon written request by a date certain, a hearing will be held.

Section 855. HEARING DECISION

(A) The Executive Committee of the Board of Directors, or other committee, as provided in Section 853(D), shall render a decision as provided in this By-Law. The decision shall be final and may not be appealed.

(B) A hearing, if requested, shall be fair and shall be conducted in accordance with procedures adopted by such committee for any hearing before it; but, during such hearing,

(1) the formal rules of evidence shall not apply;

(2) the Compliance Department shall present the case or the charges and penalties which are the subject of the hearing;

(3) the Member shall be permitted to appear personally and shall have the right to be represented by counsel or other person of his choice;

(4) the Member and the Compliance Department shall be entitled to cross-examine any persons appearing as witnesses at the hearing;

(5) the Member may call witnesses and present such evidence as may be relevant to the charges;

(6) the committee shall be the sole judge of the relevancy of such evidence;

(7) the Exchange shall require persons who are within its jurisdiction and who are called as witnesses to appear and produce evidence or testify and shall make reasonable efforts to secure the presence of all other persons called as witnesses whose testimony would be relevant; and,

(8) the committee may impose a summary penalty upon any person whose actions impede the progress of the hearing.

(C) Promptly following the close of hearings, the Executive Committee of the Board of Directors shall render a decision in writing, based on the weight of the evidence. The decision shall include:

(1) a description of, and the reasons for, the summary action;

(2) a brief summary of the evidence produced at the hearing;

(3) findings and conclusions;

(4) where action has already been taken under Section 853, a determination that such action be affirmed, modified or reversed; and,

(5) a description of any final action taken by the Executive Committee of the Board of Directors, its effective date and duration.

Section 856. OBLIGATIONS OF INSOLVENT MEMBERS

A Member who is insolvent shall provide to the President, within thirty (30) days of his insolvency and in addition to the Notice provided for in Section 851, a statement of his business affairs as they existed at the time of his insolvency.

Section 857. CREDITORS OF INSOLVENT MEMBERS

(A) Unless the Executive Committee of the Board of Directors shall direct otherwise, all futures and options contracts traded on the Exchange, made with or carried for a Member suspended under this Article 8 of the By-Laws shall be liquidated by the party carrying the contracts. Such liquidation shall take place in the open market. If such contracts cannot be liquidated due to the closing of the Exchange for any reason, such contracts shall be liquidated on the next day on which the Exchange is open. The period within which such contracts must be liquidated shall not include any period during which the provisions of the Rules limiting price fluctuations would prevent such liquidations.

(B) Within ten (10) days of the announcement of suspension of a Member, any Member who has a claim against such suspended Member shall deliver to the President a Notice of Claim which details all contracts liquidated under this Section 857 and the net debit or credit balance resulting therefrom and which details any other claims which such Member may have against the suspended Member.

(C) Failure to file a Notice of Claim within such period shall bar such Member from participating in any proceeds which result from any sale of the membership of the suspended Member.

Section 858. ESTABLISHMENT OF VALID CLAIMS

(A) The President shall furnish the suspended Member and all Members who have filed Notices of Claim as required by Section 857 with copies of all Notices of Claim filed under Section 857 and the sworn statement of the suspended Member filed under Section 856. The President shall also specify a date not more than ten (10) business days from the date on which such Notices of Claim are furnished to such Members by which the suspended Member or any claimant Member may file an objection to any claim.

(B) If a suspended Member or any claimant Member fails to file an objection to a claim before the date set by the President, that Member shall have waived all rights to object to such claim or claims.

(C) In the event that any claim is disputed, the validity of such claim shall be determined by arbitration in accordance with the Rules. The arbitration shall proceed as if the objecting Member has filed a Demand for Arbitration. The objecting Member shall pay the fee prescribed in the Rules. The arbitrators shall determine whether and to what extent such claim is valid, and, in accordance therewith whether and to what extent a claimant is entitled to participate in the proceeds of a sale of the membership of such suspended Member pursuant to Section 861.

Section 859. EXPELLED MEMBER

All memberships held by a Member who is expelled from the COMEX Division shall be sold and the proceeds paid and applied as provided in Sections 860 and 861.

Section 860. SALE OF MEMBERSHIP

(A) If within ten (10) business days from the date of the decision of the Arbitration Committee or from the last date established by the President for filing of objections to Notices of Claim, whichever is later, a Member suspended under this Article 8 of the By-Laws does not pay all valid claims, the membership and all other collateral previously delivered or pledged to the Exchange or the COMEX Division (including, without limitation, shares of capital stock of NYMEX Holdings) of the suspended Member shall be sold in accordance with this Section 860 and the proceeds of the sale of such membership shall be distributed in accordance with Section 861.

(B) When a membership is sold pursuant to this Section 860, written notice of such sale stating the date and time of such sale shall be sent to the Member and the membership ten (10) days prior to such sale.

(C) All sales should be made by the President or his designee on the floor of the COMEX Division to the highest bidder at open outcry but in no event less than the highest bid then posted at the COMEX Division for the transfer of a membership. Any Member may purchase such membership. Any membership so purchased shall be free from and clear of any claims, liens or attachments. Such sale shall be final and binding and not subject to challenge. Payment for the purchase of such membership shall be made to the COMEX Division.

Section 861. DISPOSITION OF PROCEEDS

The proceeds of any sale of a membership and all other collateral previously delivered or pledged to the Exchange or the COMEX Division (including, without limitation, shares of capital stock of NYMEX Holdings) shall be paid and applied in the following order of priority:

(1) first, to the Exchange in full satisfaction of any amounts due to the Exchange including but not limited to, booth fees, office rent, phone charges and outstanding balances (principal and accrued interest) on notes guaranteed pursuant to Rule 2.56 (“Exchange Financed Class A and COMEX Memberships”);

(2) second, pro rata to the payment of such Member’s primary clearing member and secondary clearing members, if any, of all claims filed in accordance with the requirements of Rule 2.51 (“Procedure for Transfer of Membership”) for losses arising from the clearance of trades executed by the guaranteed Member;

(3) third, the remaining balance, if any, pro rata to other Members on allowed claims arising out of transactions in Exchange futures and options contracts and/or any other Exchange business of such Members, pro rata; provided that no partner shall share in the proceeds in the sale of a membership of one of his partners until all claims of other Members have been satisfied in full;

(4) fourth, the remaining balance, if any, to the payment of any claims made by entities or persons who have financed the purchase of the membership provided that documentation regarding such purchase was filed with the Membership Department prior to the financing of such purchase; and

(5) fifth, the balance, if any, to the Member whose membership was sold or to his legal representative, except that, notwithstanding any other provision of the By-Laws or Rules, for purposes of this subsection (5) the term Member shall not include lessees or licensees, but shall mean the beneficial owner of such membership.

Section 862. REINSTATEMENT OF SUSPENDED MEMBER

(A) A Member suspended under Sections 852, 853 or 855 may apply for reinstatement at any time prior to the sale of his membership.

(B) When a Member applies for reinstatement, he shall deliver to the President a schedule of all of his creditors, a statement of the amounts owed, the nature of the settlement by which claims of a creditor were paid, and such other information as the President may request.

(C) Written notice of the time and place of the meeting of the Board at which the application for reinstatement is to be considered shall be sent to the suspended member and to the other Members not less than five (5) days prior to the meeting.

(D) The vote of a majority of the Board present and voting is required to reinstate the suspended Member. However, where a Member has failed to give timely the notice required by Section 851, a vote of two-thirds of the entire Board is required to reinstate the suspended Member.

(E) If a Member suspended under this Article 8 of the By-Laws is not reinstated within one (1) year from the date of his suspension, such Member may not be reinstated.

Section 863. DEATH OF A MEMBER

Upon receiving due notice of the death of a Member, the President or his designee shall announce such death to the other Members and shall post a notice of such fact on the floor of the COMEX Division for five (5) days. Any Member holding open futures or options contracts for such deceased Member shall liquidate such open futures or options contracts in accordance with the provisions of Section 857.

ARTICLE 9

DEFINITIONS

Section 900. SINGULAR NUMBER; GENDER

Unless the context otherwise requires, words importing the singular number include the plural; and words importing the masculine gender include the feminine and neuter gender as appropriate.

Section 901. ACT

The term “Act” shall mean the Commodity Exchange Act, as may be amended from time to time.

Section 902. AFFILIATE

The term “affiliate” or “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

Section 903. BOARD

The term “Board” or “Board of Directors” shall mean the Board of Directors of Commodity Exchange, Inc.

Section 904. BUSINESS DAY

The term “business day” shall mean any day on which the Exchange is open for trading.

Section 905. BUYER AND SELLER

For the purpose of these By-Laws, the terms “Buyer” and “Seller” shall mean the long Clearing Member and the short Clearing Member, respectively.

Section 906. BY-LAWS

The term “By-Laws” shall mean these By-Laws until subsequently amended in accordance with their terms.

Section 907. CLEARING HOUSE

The terms “Clearing Association,” “Clearing House” or “Clearing Department” shall mean the department of the Exchange or any corporation, organization or other entity authorized by the Board to clear any contracts subject to the Rules of the Exchange.

Section 908. COMEX CORE PRODUCT

The term “COMEX Core Product” shall mean gold, silver, copper and Eurotop 100 contracts that were traded on the Commodity Exchange, Inc. immediately prior to August 3, 1994.

Section 909. COMEX OR COMEX DIVISION

The terms “COMEX” or “COMEX Division” shall mean the COMEX Division of the Exchange, which currently shall operate through COMEX, a wholly-owned subsidiary of the Exchange, or in the future may operate as a division of the Exchange.

Section 910. COMEX DIVISION MEMBERS

The term “COMEX Division Members” shall mean Members of the COMEX Division of the Exchange and Member Firms, but shall not, except in Articles 7 and 8 of these By-Laws, include COMEX Option Members or Member Firms upon which membership privileges have been conferred by Option Member(s).

Section 911. COMEX DIVISION MEMBERSHIPS

The term “COMEX Division Memberships” shall mean those holders of the rights and privileges to trade futures, futures options contracts and similar instruments on the Exchange in accordance with and specifically as set forth in the provisions of these By-Laws and such other rights and privileges as are set forth in the By-Laws.

Section 912. COMEX GOVERNORS COMMITTEE

The term “COMEX Governors Committee” shall mean the committee established in accordance with Article 4A of these By-Laws.

Section 913. COMEX OPTION MEMBERS

The term “COMEX Option Member” shall mean those persons having the rights set forth in Sections 2.60 through 2.67 of the Rules.

Section 914. COMMISSION

The term “Commission” shall mean the Commodity Futures Trading Commission.

Section 915. COMMODITY

The term “commodity” shall mean any or all goods, articles, services, rights and interests in which contracts for future delivery, or options on such contracts, are presently or in the future dealt in, or are subject to the Rules.

Section 916. CUSTOMER

The term “customer” shall mean a person, including another Member, for whom a Member or Member Firm carries an account.

Section 917. DIRECTORS

The term “Directors” shall mean the members of the Board.

Section 918. EFP

The term “EFP” shall mean a transaction commonly referred to as an exchange-for-physicals.

Section 919. ELECTED COMEX GOVERNOR

The term “Elected COMEX Governor” shall have the meaning set forth in Section 400A(B).

Section 920. ELECTRONIC TRADING SYSTEM

The term “Electronic Trading System” shall mean CME Globex™, NYMEX ClearPort® Trading or any successor electronic trading system through which NYMEX contracts are traded.

Section 921. EXCHANGE

The term “Exchange” shall mean the New York Mercantile Exchange, Inc., a corporation organized and existing under the Delaware General Corporation Law and consisting of the NYMEX Division and the COMEX Division, and any successor thereto.

Section 922. FIRM

The term “Firm” shall mean a corporation, partnership, association or sole proprietorship.

Section 923. FLOOR BROKER

The term “Floor Broker” shall mean any Member, who has been granted floor trading privileges pursuant to the By-Laws and Rules and who, pursuant to said By-Laws and Rules, buys and sells any commodity futures or options contract on the COMEX Division, for any person other than himself.

Section 924. FLOOR MEMBER

The term “Floor Member” shall mean any Member who is either a Floor Broker or a Floor Trader.

Section 925. FLOOR TRADER

The term “Floor Trader” shall mean any Member who has been granted floor trading privileges pursuant to the By-Laws and Rules and who, pursuant to said By-Laws and Rules, buys and sells any commodity futures or options contract on the COMEX Division for his own account.

Section 926. FUTURES CONTRACT

The term “futures contract” shall mean any contract designated by the Board which is traded on or subject to the By-Laws and Rules of the Exchange.

Section 927. FUTURES COMMISSION MERCHANT

The term “futures commission merchant” shall mean a person who is or is required to be registered with the Commission as a futures commission merchant.

Section 928. HOLIDAY

The term “holiday” shall mean any day which the Board may designate as an Exchange holiday on which day the Exchange shall be closed.

Section 929. MEMBER

The term “Member” shall mean any person or entity with any of the trading privileges on the COMEX Division set forth in Section 157(A) or under the Rules, including with respect to COMEX Option Members under Sections 2.60 through 2.67 of the Rules.

Section 930. MEMBER FIRM

The term “Member Firm” shall mean any firm upon which membership privileges on the COMEX Division have been conferred by one or more Member(s) of the COMEX Division. The rights and privileges of each Member Firm shall be limited by the scope of the rights and privileges held by its conferring Member(s) and as otherwise limited by the By-Laws or Rules.

Section 931. NON-MEMBER

The term “non-member” shall mean any person who is not a Member of the Exchange.

Section 932. NYMEX

The term “NYMEX” shall mean New York Mercantile Exchange, Inc.

Section 933. NYMEX CORE PRODUCTS

The term “NYMEX Core Products” shall mean NYMEX’s Light Sweet Crude Oil, Natural Gas, N.Y. Harbor Unleaded Gasoline, N.Y. Harbor RBOB Gasoline and N.Y. Harbor Heating Oil futures contracts, whether physically-delivered or cash-settled.

Section 934. NYMEX DIVISION

The term “NYMEX Division” shall mean the NYMEX Division of the Exchange.

Section 935. NYMEX DIVISION MEMBER

The term “NYMEX Division Member” shall mean a member of NYMEX holding a Class A membership.

Section 936. NYMEX HOLDINGS

The term “NYMEX Holdings” shall mean NYMEX Holdings, Inc., a Delaware corporation, and any successor thereto.

Section 937. NYMEX MEMBERSHIP

The term “NYMEX Membership” shall mean the membership in COMEX that is owned by NYMEX.

Section 938. OPTIONS CONTRACT

The term “Options Contract” shall mean any transaction or agreement in interstate commerce which is or is held out to be of the character of, or is commonly known to the trade as, an “option,” “privilege,” “indemnity,” “bid,” “offer,” “put,” “advance guaranty,” or “decline guaranty,” and which is subject to Regulation under the Commodity Exchange Act.

Section 939. PERSON

The term “person” shall mean an individual or firm.

Section 940. PRESIDENT

The term “President” shall mean the President of the COMEX Division or his authorized representative.

Section 941. PROPRIETARY

The term “Proprietary” shall mean, with respect to any Member, trading on or through the facilities of the Exchange for the Member’s own account.

Section 942. PUBLIC OR INDEPENDENT DIRECTOR

The term “Public or Independent Director” shall mean individuals who are not Members or employees of the Exchange and who qualify and serve in accordance with the certificate of incorporation of NYMEX Holdings.

Section 943. RULES

The term “Rules” shall mean the COMEX Rules as may be amended from time-to-time subject to Section 501.

Section 944. TRADE

The term “trade” shall mean any purchase or sale of any contract made in accordance with COMEX Division By-Laws or Rules.